UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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COACH, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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516 West 34th Street
New York, NY 10001

September 28, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Coach, Inc., to be held at 9:00 a.m., Eastern time, on November 8, 2007 at the company’s offices, 516 West 34th Street, New York, New York, 10001.

Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Notice of 2007 Annual Meeting of Stockholders and Proxy Statement.

Fiscal 2007 proved to be another outstanding year for Coach, as we successfully pursued our dual-pronged strategy of distribution growth and increased productivity. Once again, our distinctive proposition resonated with consumers across all channels and geographies of our business. Our results, this year and cumulatively, reflect the strength of our operating principles and the vibrancy and vitality of the Coach brand as our global recognition continues to grow. My colleagues and I look forward to reviewing the events of the year and discussing Coach’s progress at the 2007 Annual Meeting.

It is important that your shares be represented at the 2007 Annual Meeting, regardless of the number of shares you hold and whether you plan to attend the meeting in person. Accordingly, please vote your shares as soon as possible in accordance with the instructions you received. This will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

Thank you for your continued support.

Sincerely,

Lew Frankfort
Chairman and Chief Executive Officer

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

We will hold the 2007 Annual Meeting of Stockholders of Coach, Inc. at the company’s offices, 516 West 34th Street, New York, New York, 10001, on November 8, 2007, at 9:00 a.m., Eastern time, for the following purposes:

1.	To elect eight Directors of Coach, Inc.; and
2.	To transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

The foregoing items of business are more fully described in the accompanying proxy statement.

The Board of Directors has fixed the close of business on September 14, 2007 as the record date for the meeting, and only holders of record of common stock at such time will be entitled to notice of or to vote at the meeting or any adjournment or postponement thereof.

By order of the Board of Directors,

Carole P. Sadler
Senior Vice President, General Counsel
and Secretary

New York, New York
September 28, 2007

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the meeting, please follow the instructions you received to vote your shares as soon as possible, to ensure that your shares are represented at the meeting. Stockholders of record, or beneficial stockholders named as proxies by their stockholders of record, who attend the meeting may vote their shares personally, even though they have sent in proxies or voted online.

Help us make a difference by eliminating paper proxy mailings to your home or business: with your consent, we will provide all future proxy voting materials and annual reports to you electronically. Instructions for consenting to electronic delivery can be found on your proxy card. Your consent to receive shareholder materials electronically will remain in effect until canceled.

516 West 34th Street
New York, NY 10001

PROXY STATEMENT

Annual Meeting of Stockholders of Coach, Inc. to be held on Thursday, November 8, 2007

Some Questions You May Have Regarding This Proxy Statement

Q:	What is the purpose of these materials?
A:	The accompanying proxy is solicited on behalf of the Board of Directors of Coach, Inc., a Maryland corporation. We are providing these proxy materials to you in connection with our Annual Meeting of Stockholders, to be held at the company’s offices, 516 West 34th Street, New York, NY 10001 on Thursday, November 8, 2007 at 9:00 a.m. Eastern time. As a stockholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement.
Q:	What information is contained in these materials?
A:	The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of Directors and our most highly paid executive officers, and other required information. Our annual report to stockholders for the fiscal year ended June 30, 2007 is available to review with this proxy statement. We are mailing notices of Coach’s Annual Meeting (or, for those who request it, a hard copy of this proxy statement and the enclosed form of proxy) to our stockholders on or about September 28, 2007.
Q:	What proposals will be voted on at the meeting?
A:	There is one proposal to be considered and voted on at the meeting, which is:

1.    To elect eight Directors of Coach, Inc.

Our Board is not aware of any matter that will be presented at the Annual Meeting that is not described above. If any other matter is presented at the Annual Meeting, the persons named on your proxy ballot will, in the absence of stockholder instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on the matter.

Q:	Does the Board of Directors recommend voting in favor of the proposal?
A:	Yes. Our Board unanimously recommends that you vote your shares “FOR” the proposal described above.
Q:	What shares can I vote?
A:	You may vote all of the shares of our common stock that you owned at the close of business on September 14, 2007, the record date.
Q:	What classes of shares are entitled to be voted?
A:	Holders of our common stock are entitled to one vote for each share of stock held by them as of the close of business on the September 14, 2007 record date. On the record date, Coach had 371,889,307 shares of common stock outstanding and entitled to be voted at the meeting.
Q:	What do I need to do now?
A:	Please carefully consider the information contained in this proxy statement and respond as soon as possible so that your shares will be represented at the meeting. You can respond by following the instructions for voting on the notice you received for the meeting; if you received paper copies of

Coach’s proxy materials, you can respond by completing, signing and dating your proxy card and returning it in the enclosed envelope. Alternatively, you may attend the Annual Meeting and vote your shares in person. If you vote online or mail in a proxy card, you may still attend the meeting and vote in person; in this case, only your in-person votes will count.
Q:	Do I need to attend the meeting?
A:	No. You can authorize your shares to be voted by following the instructions presented in the notice you received, or if you requested a paper proxy card, by completing, signing and dating your proxy card and returning it in the envelope provided to you.
Q:	What constitutes a quorum, and why is a quorum required?
A:	A quorum is required for the Coach stockholders to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.
Q:	What is the voting requirement to approve the proposal?
A:	The eight candidates for election as Directors at the meeting who receive the highest number of affirmative votes will be elected. There are no cumulative voting rights.
Q:	What if I don’t vote? What if I abstain? How are broker non-votes counted?
A:	If you respond online or return a properly executed proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of each of the director nominees. In the event that a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, those “broker non-votes” will also be counted towards a quorum. If you return a properly executed proxy and mark it to indicate that you withhold your vote as to a nominee, your vote will not affect the outcome of the election, but it will be counted toward determining whether a quorum is present at the meeting. If you do not respond, your vote will not be counted in the vote or in determining whether a quorum is present at the meeting.
Q:	Can I change my vote after I have delivered my proxy?
A:	Yes. You can change your vote at any time before your proxy is voted at the meeting. You can do this in one of three ways. First, you can revoke your proxy by sending written notice to the Secretary of Coach before the meeting. Second, you can send the Secretary of Coach a later-dated, signed proxy before the meeting. Third, if you are a holder of record, you can attend the meeting in person and vote. If your shares are held in an account at a brokerage firm or bank, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your votes in person at the meeting.
Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?
A:	Your broker will vote your shares only if the proposal is a matter on which your broker has discretion to vote (such as the election of Directors), or if you provide instructions on how to vote by following the instructions provided to you by your broker.
Q:	Who will count the votes?
A:	All votes will be tabulated by Broadridge Financial Solutions, the inspector of elections appointed for the meeting.
Q:	Where can I find voting results of the meeting?
A:	We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2008.

Q:	Is my vote confidential?
A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Coach or to third parties except as necessary to meet applicable legal requirements, or to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation by our Board of Directors. Occasionally, stockholders provide written comments on their proxy card, which will be forwarded to Coach management, as appropriate.
Q:	Who will bear the cost for soliciting votes for the meeting?
A:	The expenses of soliciting proxies to be voted at the meeting will be paid by Coach. Following the original mailing of soliciting materials, we may also solicit proxies by mail, telephone, fax or in person. Following the original mailing of soliciting materials, we will request that brokers, custodians, nominees and other record holders of common stock forward copies of the proxy statement and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, Coach, upon the request of the record holders, will reimburse these holders for their reasonable expenses.
Q:	Will there be access to the meeting room for persons with disabilities?
A:	Yes – Stockholders with disabilities or requiring special assistance may contact: Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: Assistant Secretary, Telephone: (212) 615-2002 for information.
Q:	Whom should I call with other questions?
A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this document, please contact: Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: Investor Relations Dept., Telephone: (212) 629-2618.

PROPOSAL 1: ELECTION OF DIRECTORS

Coach’s Directors are elected each year at the Annual Meeting by the stockholders. We do not have staggered elections of our Board members. Eight Directors will be elected at this year’s Annual Meeting. Each Director’s term lasts until the 2008 Annual Meeting of Stockholders and until he or she is succeeded by another qualified Director who has been elected. All of the nominees are currently members of Coach’s Board of Directors.

If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board, or the Board may reduce the number of Directors to be elected at the Annual Meeting. The following information is furnished with respect to each nominee for election as a Director. The ages of the nominees are as of August 31, 2007.

Name:	Age	Position with Coach
Lew Frankfort	61	Chairman, Chief Executive Officer and Director
Susan Kropf	58	Director
Gary Loveman	47	Director
Ivan Menezes	48	Director
Irene Miller	55	Director
Keith Monda	61	President, Chief Operating Officer and Director
Michael Murphy	70	Director
Jide Zeitlin	43	Director

Lew Frankfort has been involved with the Coach business for more than 25 years. He has served as Chairman and Chief Executive Officer of Coach since November 1995. He has served as a member of Coach’s Board of Directors since June 1, 2000, the date of incorporation. Mr. Frankfort served as Senior Vice President of Sara Lee Corporation from January 1994 to October 2000. Mr. Frankfort was appointed President and Chief Executive Officer of the Sara Lee Champion, Intimates & Accessories group in January 1994, and held this position through November 1995. From September 1991 through January 1994, Mr. Frankfort held the positions of Executive Vice President, Sara Lee Personal Products and Chief Executive Officer of Sara Lee Accessories. Mr. Frankfort was appointed President of Coach in July 1985, after Sara Lee acquired Coach, and held this position through September 1991. Mr. Frankfort joined Coach in 1979 as Vice President of New Business Development. Prior to joining Coach, Mr. Frankfort held various New York City government management positions and served as Commissioner, New York City Agency for Child Development. He also serves on the Board of Directors of Teach for America, a public-private partnership aimed at eliminating educational inequity in America, and is a member of the Board of Overseers at Columbia Business School. Mr. Frankfort holds a Bachelor of Arts degree from Hunter College and an M.B.A. in Marketing from Columbia University.

Susan Kropf was elected to Coach's Board of Directors in June 2006. From 2001 to January, 2007, Ms. Kropf served as President and Chief Operating Officer of Avon Products, where she had day-to-day oversight of Avon’s worldwide operations. Before that, she was executive vice president and chief operating officer, Avon North America and Global Business Operations, with responsibility for the company's North American operating business unit as well as global marketing, R&D, supply chain operations and information technology. Ms. Kropf also serves on the Boards of MeadWestvaco Corp., Sherwin Williams Co., and the Wallace Foundation. Ms. Kropf holds a Bachelor of Arts degree from St. John’s University and an M.B.A. in finance from New York University.

Gary Loveman was elected to Coach’s Board of Directors in January 2002. Mr. Loveman has served as Chairman of Harrah’s Entertainment, Inc. since January 2005 and as its Chief Executive Officer and President since January 2003; he had served as President of Harrah’s since April 2001 and as Chief Operating Officer of Harrah’s since May 1998. He was a member of the three-executive Office of the President of Harrah’s from May 1999 to April 2001 and was Executive Vice President from May 1998 to May 1999. From 1989 to 1998, Mr. Loveman was Associate Professor of Business Administration, Harvard University Graduate School of

Business Administration, where his responsibilities included teaching M.B.A. and executive education students, research and publishing in the field of service management, and consulting and advising large service companies. Mr. Loveman also serves as a Director of Harrah’s and Fedex Corporation, on the Board of Trustees at Joslin Diabetes Center in Boston and on the Trust Board at Children's Hospital Boston. He holds a Bachelor of Arts degree in economics from Wesleyan University and a Ph.D. in economics from the Massachusetts Institute of Technology.

Ivan Menezes was elected to Coach’s Board of Directors in February 2005. Mr. Menezes has served as President and Chief Executive Officer of Diageo North America, the world’s leading premium drinks company, since January 2004, after having served as its President and Chief Operating Officer from July 2002, and as President of Diageo, Venture Markets since July 2000. Since joining Diageo in 1997 he has held various progressively senior management positions. Before joining Diageo, he held senior marketing positions with Whirlpool Europe in Milan and was a principal with Booz Allen Hamilton, Inc., both in Chicago and in London. Mr. Menezes holds a Bachelor of Arts degree in economics from St Stephen's College, Delhi, a post graduate diploma from the Indian Institute of Management, Ahmedabad and an M.B.A. from Northwestern University's Kellogg School of Management.

Irene Miller was elected to Coach's Board of Directors in May 2001. Ms. Miller is Chief Executive Officer of Akim, Inc., an investment management and consulting firm, and until June 1997 was Vice Chairman and Chief Financial Officer of Barnes & Noble, Inc., the world's largest bookseller. She joined Barnes & Noble in 1991, became Chief Financial Officer in 1993 and Vice Chairman in 1995. From 1986 to 1990, Ms. Miller was an investment banker at Morgan Stanley & Co. Incorporated. Ms. Miller also serves as a Director of Barnes & Noble, Inc., Inditex, S.A. and TD Bank Financial Group. Ms. Miller holds a Bachelor of Science degree from the University of Toronto and a Master of Science degree from Cornell University.

Keith Monda was appointed Executive Vice President and Chief Operating Officer of Coach in June 1998 and President of Coach in February 2002. He has served as a member of Coach’s Board of Directors since June 1, 2000, the date of incorporation. Prior to joining Coach, Mr. Monda served as Senior Vice President, Finance & Administration and Chief Financial Officer of Timberland Company from December 1993 until May 1996, and was promoted to, and held the position of, Senior Vice President, Operations from May 1996 until January 1998. From May 1990 to December 1993, Mr. Monda served as Executive Vice President, Finance and Administration of J. Crew, Inc. Mr. Monda holds Bachelor of Science and Master of Arts degrees from Ohio State University.

Michael Murphy was elected to Coach’s Board of Directors in September 2000. From 1994 to 1997, Mr. Murphy served as Vice Chairman and Chief Administrative Officer of Sara Lee Corporation. Mr. Murphy also served as a Director of Sara Lee from 1979 through October 1997. Mr. Murphy joined Sara Lee in 1979 as Executive Vice President and Chief Financial and Administrative Officer and, from 1993 until 1994, also served as Vice Chairman. Mr. Murphy is also a Director of Civic Federation, Big Shoulders Fund, Metropolitan Pier and Exposition Authority, Chicago Cultural Center Foundation, GATX Corporation and The Joffrey Ballet. He is also a member of the Board of Trustees of Northern Funds (a family of mutual funds). Mr. Murphy holds a Bachelor of Science degree in business administration from Boston College and an M.B.A. degree in finance from the Harvard Business School.

Jide Zeitlin was elected to Coach's Board of Directors in June 2006. Since December 2005, Mr. Zeitlin has served as founder of Independent Mobile Infrastructure (Pvt.) Limited, a privately held company that is focused on Indian telecommunications infrastructure. From 1996 until December 2005, Mr. Zeitlin was a partner at The Goldman Sachs Group, Inc.; he most recently held the post of Global Chief Operating Officer of the company's investment banking businesses, after joining the firm in 1983. Mr. Zeitlin is Chairman of the Board of Trustees of Amherst College, serves as a Director of Affiliated Managers Group, Inc. and is a member of several not-for-profit boards, including: Common Ground Community, Milton Academy, Montefiore Medical Center, Playwrights Horizons and Teach for America, as well as the Harvard Business School Visiting Committee. Mr. Zeitlin holds an A.B. degree in economics and English from Amherst College and an M.B.A. from Harvard University.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES FOR DIRECTOR.

VOTE REQUIRED

Election of each Director requires the affirmative vote of a plurality of the shares of common stock present or represented by proxy and voted at the meeting.

MATTERS RELATING TO COACH’S INDEPENDENT AUDITORS

Appointment of Auditors; Attendance at Meeting. The Audit Committee of Coach’s Board of Directors has selected Deloitte & Touche LLP to audit Coach’s financial statements for the fiscal year ending June 28, 2008. Representatives of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Fees For Audit and Other Services. The aggregate fees for professional services rendered by Deloitte & Touche LLP for the fiscal years ended July 1, 2006 and June 30, 2007 were approximately as follows:

	Fiscal 2006	Fiscal 2007
(1) Audit Fees	$1,439,000	$1,685,000
(2) Audit-Related Fees	68,000	83,000
(3) Tax Fees	212,000	49,000
(1)	Audit fees include the fees paid for the audit of Coach’s annual financial statements and management’s report on internal control over financial reporting, as well as the review of quarterly financial statements and assistance with regulatory and statutory filings.
(2)	Audit-related fees include fees for the audits of employee benefit plans and consultation regarding financial accounting/reporting standards.
(3)	Tax fees include fees for tax planning and consulting, tax compliance and preparation of tax returns.

Audit Committee Pre-Approval Policy. It is the policy of the Audit Committee to pre-approve, prior to engagement, all audit and permissible non-audit services provided by the independent auditors on an individual basis. All of the services described in lines (1) through (3) above were pre-approved by Coach’s Audit Committee on an engagement-by-engagement basis.

The Audit Committee of Coach’s Board of Directors considered the services listed above to be compatible with maintaining Deloitte & Touche LLP’s independence.

Meetings and Committees of the Board

The Board of Directors held five meetings during fiscal year 2007. In addition to meetings of the full Board, Directors also attended meetings of Board committees. All of the Directors attended at least 75% of the meetings held of the Board and Board committees on which he or she served during the fiscal year. The Board of Directors has an Audit Committee and a Human Resources and Governance Committee (the “HR Committee”). The Company expects that following the 2007 Annual Meeting, the current HR Committee will be divided into two committees, a Human Resources Committee (managing the executive compensation functions of the current committee) and a Corporate Governance and Nomination Committee (managing executive succession, corporate governance and nominations to Coach’s Board). All of our outside directors are invited to attend all committee meetings. The following table shows the current membership of our Board of Directors and these committees.

Board Membership and Committee Roster

Names of Directors	Audit	Human Resources and Governance
Lew Frankfort
Susan Kropf	X	X
Gary Loveman	X	X
Ivan Menezes	X	X
Irene Miller**	X	X*
Keith Monda
Michael Murphy	X*	X
Jide Zeitlin	X	X

*	Chair
**	Lead Outside Director

All regular quarterly meetings of our Board of Directors and Board committees include an executive session of our independent directors without members of management present; our Lead Outside Director presides over executive sessions of the Board of Directors. Our outside directors and Board committees have authority to retain outside advisors as they deem necessary.

Coach encourages each member of the Board of Directors to attend each annual meeting of the Company's stockholders, but has not adopted a policy with respect to such attendance. All of Coach’s directors attended the annual meeting held in 2006.

The Board of Directors and each committee of the Board of Directors conduct an annual self-evaluation, which includes an evaluation by each Director of the performance of Coach’s Chief Executive officer and the other Directors. The results of these evaluations are discussed with the Board and committee members once completed.

The Board annually examines the relationships between the Company and each of its Directors. After this examination, the Board has determined in its business judgment that each of the non-management Directors who is standing for reelection at the Annual Meeting has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent as defined in the New York Stock Exchange (NYSE) listing standards. Lew Frankfort and Keith Monda are members of management and as a result are not considered independent Directors.

Audit Committee. Coach’s Audit Committee is comprised solely of independent Directors and met eight times during fiscal year 2007. The Audit Committee reviews Coach’s auditing, accounting, financial reporting and internal control functions and has sole responsibility for the selection of independent accountants and for pre-approving audit and non-audit services rendered by the independent accountants. In addition, the committee reviews Coach’s accounting principles and financial reporting, as well as the independence of Coach’s independent accountants. In discharging its duties, the Audit Committee:

•	is directly responsible for the appointment, compensation determination and oversight of Coach’s independent accountants;

•	is directly responsible for pre-approving the audit and non-audit services rendered by the independent accountants;
•	provides oversight of, and has authority for selection and evaluation of, Coach’s internal auditors;
•	meets independently with Coach’s internal auditors, its independent accountants and senior management;
•	reviews the general scope of Coach’s accounting, financial reporting, annual audit and internal audit program, matters relating to internal control systems and the results of the annual audit; and
•	reviews with Coach’s Chief Executive Officer and Chief Financial Officer the matters required to be personally certified by such officers in Coach’s public filings and the procedures followed to prepare for such certifications.

Coach’s Board of Directors, in its business judgment, determined that all members of the Audit Committee were “independent” as defined in the NYSE listing standards and that all were “financially literate” under the rules of the exchange. The Board has determined that Michael Murphy, the Chair of the Audit Committee, is an “audit committee financial expert” under federal securities laws. The Committee operates pursuant to a charter approved by the Board of Directors in September 2000 and last revised in November 2006. A copy of the current charter is attached to this proxy statement as Appendix A and is available to security holders on Coach’s web site, www.coach.com, through the Corporate Governance page found under “Company Information”. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter.

Human Resources and Governance Committee. Coach’s HR Committee, comprised of Directors who are not members of management, met four times during fiscal year 2007. Coach’s Board of Directors, in its business judgment, determined that all members of the HR Committee were “independent” as defined in the NYSE listing standards. The HR Committee operates pursuant to a charter approved by the Board of Directors in May 2004. A copy of the current charter is available to security holders on Coach’s web site, www.coach.com, through the Corporate Governance page found under “Company Information”. We will provide to any person without charge, upon request, a copy of this charter. You may obtain a copy of this guide by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel.

The HR Committee determines, approves and reports to the Board of Directors on all elements of compensation for Coach’s executive officers and other key executives, including targeted total cash compensation and long-term equity-based incentives, and oversees the administration of various employee benefit plans. It also makes decisions relating to Coach’s corporate governance and recommends candidates for annual election to the Board of Directors and to fill vacancies on the Board of Directors that may arise from time to time. In evaluating a candidate, the HR Committee considers such relevant factors as it deems appropriate, including business skills and experiences, prominence and reputation in their profession, strength of character, career specialization, relevant technical skills, diversity, the extent to which a candidate would fill a present need on the Board and the ability of a candidate to devote the time and effort necessary to fulfill his or her responsibilities as a Director. There are no firm prerequisites to qualify as a candidate for the Board, although the Board seeks candidates who possess the highest personal and professional ethics, integrity and values, an inquisitive and objective perspective, practical wisdom and mature judgment and who are committed to representing the long-term interest of the stockholders.

The HR Committee evaluates all candidates in the same manner, regardless of the source of such nomination, and, subject to provisions in our Bylaws concerning proper notice by stockholders of proposed nominees, will consider all candidates recommended by stockholders. Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included in Coach’s proxy statement. Recommendations should be submitted in writing to the Secretary and General Counsel of Coach at 516 West 34th Street, New York, NY 10001. The policy and procedures for considering candidates recommended by stockholders were formally adopted by our Board as part of the charter of the HR Committee in May 2004.

The HR Committee provides a leadership role in shaping the corporate governance of the Company. The HR Committee reviews Coach’s policies and practices, monitors compliance in the area of corporate governance, and makes recommendations to the Board with respect to such policies and practices. It also reviews and discusses management succession and makes recommendations to the Board with respect to potential successors to the Chief Executive Officer and other members of management.

The Company expects that following the 2007 Annual Meeting, the current HR Committee will be divided into two committees, a Human Resources Committee (managing the executive compensation functions of the current committee) and a Corporate Governance and Nomination Committee (managing executive succession, corporate governance and nominations to Coach’s Board).

Compensation Committee Interlocks and Insider Participation

Coach’s Human Resources and Governance Committee makes all compensation decisions regarding the Company’s executive officers. None of Coach’s executive officers serve on the compensation committee or board of directors of any other company of which any of the members of the HR Committee or the Board of Directors is an executive officer.

Code of Ethics

Coach has adopted a code of ethics, the Coach Global Business Integrity Program. The purpose of the Program is to convey the basic principles of business conduct expected of all Coach officers, employees and directors, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, Controller and other senior financial personnel performing similar functions. We require every officer and employee at or above the level of Manager to attend training on the Program and other matters of business ethics. In support of the Program, we have provided our employees with numerous avenues for the reporting of ethics violations or other similar concerns, including an anonymous toll-free telephone hotline. The Program meets the definition of “code of ethics” under the rules and regulations of the SEC and is posted on our website at www.coach.com through the Corporate Governance page found under “Company Information”. We will provide to any person without charge, upon request, a copy of our Program guide. You may obtain a copy of this guide by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel.

Audit Committee Report

The Audit Committee is responsible for overseeing Coach’s accounting and financial reporting principles and policies, financial statements and the independent audit thereof, and Coach’s internal audit controls and procedures. The Audit Committee is also responsible for selecting and evaluating the independence of Coach’s independent auditors and for pre-approving the audit and non-audit services rendered by the independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including Coach’s systems of internal controls. The independent auditors are responsible for auditing the annual financial statements prepared by management and expressing an opinion as to whether those financial statements conform with accounting principles generally accepted in the United States of America.

The Audit Committee reviewed and discussed the audited financial statements with management and Coach’s independent auditors. These discussions included a review of the reasonableness of significant judgments, the quality, not just acceptability, of Coach’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards (SAS) No. 61, as amended (Communications with Audit Committees), by the Auditing Standards Board of the American Institute of Certified Public Accountants. Coach’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees), by the Independence Standards Board, and the Audit Committee has discussed with the independent auditors their firm’s independence.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Coach’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 that has been filed with the Securities and Exchange Commission.

Audit Committee

Michael Murphy, Chair
Susan Kropf
Gary Loveman
Ivan Menezes
Irene Miller
Jide Zeitlin

Other Corporate Governance Matters

Coach’s Corporate Governance Principles (the “Guidelines”) provide the framework for the governance of Coach. These Guidelines reflect the governance rules for NYSE-listed companies and those contained in the Sarbanes-Oxley Act of 2002. The Board reviews these principles and other aspects of governance periodically. The Guidelines, together with other corporate governance documents of Coach, are posted on our website at www.coach.com through the Corporate Governance page found under “Company Information”. We will provide to any person without charge, upon request, a copy of the Guidelines. You may obtain a copy of this guide by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel.

Coach has filed with the SEC, as an exhibit to its most recently filed Annual Report on Form 10-K, the certifications required by the Sarbanes-Oxley Act of 2002 regarding the quality of the Company’s public disclosure.

COACH STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below presents information, as of August 31, 2007, with respect to the beneficial ownership of Coach’s common stock by each stockholder known to us to be the beneficial owner of more than 5% of our common stock, each Director and Director nominee, our chief executive officer, chief financial officer and the three other most highly compensated executive officers, other than the chief executive officer and chief financial officer, who were serving as executive officers as of June 30, 2007, and all current Directors and executive officers as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

In general, “beneficial ownership” includes those shares a Director or executive officer has the power to vote, or the power to transfer, and stock options or other derivative securities that are exercisable currently or become exercisable within 60 days. Where indicated, the beneficial ownership described below includes share unit balances held under Coach’s Non-Qualified Deferred Compensation Plan for Outside Directors. The value of share units and share equivalents mirrors the value of Coach’s common stock. The amounts ultimately realized by the Directors will reflect all changes in the market value of Coach common stock from the date of deferral or accrual until the date of payout. The share equivalents do not have voting rights but are credited with dividend equivalents, if any.

Beneficial Owner	Shares owned	Percent of Class
Prudential Financial, Inc.(1)	21,716,220	5.86%
Lew Frankfort(2)	7,697,372	2.05%
Reed Krakoff (3)	716,312	*
Keith Monda(4)	3,289,646	*
Michael Tucci(5)	544,100	*
Michael F. Devine, III(6)	438,275	*
Susan Kropf(7)	31,000	*
Gary Loveman(8)	66,892	*
Ivan Menezes(9)	41,576	*
Irene Miller(10)	135,868	*
Michael Murphy(11)	182,000	*
Jide Zeitlin(12)	29,756	*
All Directors and Officers as a Group (13 people) (13)	13,837,069	3.64%

*	Less than 1%.
(1)	Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2007. Includes 355,800 shares held by Prudential Financial, Inc. for the benefit of Prudential Insurance Company of America (“PICOA”) through its beneficial ownership of PlCOA, and 21,360,420 shares beneficially owned by Prudential Financial, Inc. The address of Prudential Financial, Inc. is 751 Broad Street, Newark, New Jersey 07102.
(2)	Includes 4,712,170 shares of common stock that may be purchased within 60 days of August 31, 2007 pursuant to the exercise of options.
(3)	Includes 675,366 shares of common stock that may be purchased within 60 days of August 31, 2007 pursuant to the exercise of options.
(4)	Includes 2,032,753 shares of common stock that may be purchased within 60 days of August 31, 2007 pursuant to the exercise of options.
(5)	Includes 428,105 shares of common stock that may be purchased within 60 days of August 31, 2007 pursuant to the exercise of options.
(6)	Includes 364,830 shares of common stock that may be purchased within 60 days of August 31, 2007 pursuant to the exercise of options.
(7)	Includes 29,000 shares of common stock that may be purchased within 60 days of August 31, 2007 pursuant to the exercise of options.
(8)	Includes 57,000 shares of common stock that may be purchased within 60 days of August 31, 2007 pursuant to the exercise of options and 8,894 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.
(9)	Includes 27,000 shares of common stock that may be purchased within 60 days of August 31, 2007 pursuant to the exercise of options and 1,937 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.
(10)	Includes 127,868 shares of common stock that may be purchased within 60 days of August 31, 2007 pursuant to the exercise of options.
(11)	Includes 136,972 shares of common stock that may be purchased within 60 days of August 31, 2007 pursuant to the exercise of options.
(12)	Includes 29,000 shares of common stock that may be purchased within 60 days of August 31, 2007 pursuant to the exercise of options and 756 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.
(13)	Includes 9,157,013 shares subject to options exercisable within 60 days of August 31, 2007 and 11,587 stock equivalents held by our outside Directors.

COMPENSATION OF THE CEO AND OTHER EXECUTIVE OFFICERS

Compensation Discussion and Analysis

What are the objectives of the company’s compensation programs? What are the compensation programs designed to reward?

Coach’s primary objective is to drive sustained increases in shareholder value through ongoing sales and earnings growth. Our compensation programs are a natural outgrowth of this objective: we strive to deliver a market-competitive level of fixed compensation, with the opportunity for above market compensation when the company and the individual exceed our aggressive performance objectives. More specifically, Coach’s executive compensation program is designed to:

•	reward performance, with variable pay constituting a significant portion of total compensation;
•	support the attainment of Coach’s long and short-term strategic and financial objectives;
•	align executives’ interests with our stockholders’;
•	reward executives for continuous improvement in earnings per share and growth in stockholder value;
•	be competitive in comparison with Coach’s peer companies; and
•	encourage ownership of Coach’s stock by our executives.

This Compensation Discussion and Analysis is focused on the programs that cover our named executive officers in detail, all of whom work and are paid in the United States, and more broadly on programs provided to other executives and employees based in the United States. Our programs in other countries vary in some respects related to differences in local competitive practices and regulatory requirements, but the guiding principles listed above continue to apply.

What is each element of compensation and why do we choose to pay each?

Executive compensation includes both fixed components (base salary, benefits and executive perquisites), and variable components (annual bonus/incentive, annual stock option and restricted stock unit grants, and a profit sharing contribution to our retirement plan), with the heaviest weight placed on the variable components. Each component is linked to one or more of the strategic objectives listed above. The fixed components of compensation are designed to be competitive, typically at the middle of the market. The variable components are either tied specifically to the achievement of our annual financial objectives, or to the value of our stock, and are designed so that above-average performance is recognized with above-average rewards.

Base salary

Coach employees are paid a fixed base salary based on the responsibilities of their positions, the skills and experience required for the job, their individual performance, business performance, labor market conditions and by reference to market median salary levels. For all employees of Coach, including our executives, salaries are reviewed annually and salary increases typically take effect in September of each year, unless business circumstances require different timing.

Benefits and other compensation

Our health & welfare benefit program includes a broad-based health insurance plan, and executive long-term disability and life insurance programs, again designed to attract and retain executives. The executive disability and life insurance programs are provided to approximately 50 employees titled Vice President or higher, for whom benefit limits within our broad-based plans would result in under-competitive coverage. An executive medical insurance program was eliminated in 2004.

We do not have a defined benefit pension plan for our executives or other non-union employees; rather our retirement plan consists of a qualified 401(k) and profit sharing plan (the “Savings and Profit Sharing Plan”), and a non-qualified defined contribution plan (the “Supplemental Retirement Plan”) for all highly-compensated employees affected by the various IRS limits on contributions to qualified retirement plans.

Contributions, earnings and account balances in the non-qualified plan are detailed in the Non-qualified Deferred Compensation table. In the past, a deferred compensation program allowed executives to defer salary, annual bonus and restricted stock unit earnings, with the choice to invest in Coach common stock or a prime rate interest account. That program was closed to new deferrals for executives in 2005, and none of our named executive officers has an outstanding balance in the plan. We also offer a qualified employee stock purchase plan to all US-based employees who work more than 20 hours per week.

Employees may elect to participate in the Savings and Profit Sharing Plan after completing one year of service. For employees defined as “highly compensated” under the United States Internal Revenue Code of 1986 (the “Code”), Coach matches 50% of employee contributions up to 6% of compensation deferred. Matching contributions vest at a rate of 20% per year, starting on first anniversary of the “highly compensated” employee’s start date of service. For employees defined as “non-highly compensated” under the Code, Coach matches 100% of employee contributions up to 3% of compensation deferred, plus 50% of employee contributions up to an additional 2% of compensation deferred. Matching contributions are fully vested for “non-highly compensated” employees. Coach may also elect to make discretionary profit-sharing contributions to all employees who satisfy plan participation requirements. These contributions vest in full on the fifth anniversary of the employee’s date of hire with the Company. For employees whose matching contributions and/or discretionary profit sharing contributions in the Savings and Profit Sharing Plan are limited by the Code, Coach also maintains a non-tax-qualified plan, the Supplemental Retirement Plan. Coach contributes to the Supplemental Retirement Plan any matching or profit sharing contributions described above that would be in excess of the limits allowed by the Code. In the case of matching contributions, if an employee has contributed the maximum amount allowable under the Code into the Savings and Profit Sharing Plan, Coach will contribute into the Supplemental Retirement Plan the difference between the amount matched under the Savings and Profit Sharing Plan and 3% of such employee’s total compensation for the applicable year. Because our employees lost their eligibility to participate in the Sara Lee Corporation pension plan after our 2001 split-off from Sara Lee, employees with at least 10 years of service at Coach as of July 1, 2001 received double their contribution percentage if they had reached age 35 by that date or triple their percentage if they had reached age 40 by that date.

We provide a limited number of executive perquisites, chiefly for personal transportation, as we have found this practice to be typical in the retail industry. As described below in “Determination of FY07 Compensation”, we completed a revamping of our perquisites program during fiscal 2007. Our executives are responsible for paying the required taxes on the value of their executive life insurance and transportation benefits.

Annual incentives

Turning to variable compensation, our annual incentive plan is designed to encourage our executives to exceed our aggressive annual financial objectives. The Performance-Based Annual Incentive Plan (the “Annual Incentive Plan”) provides Coach’s senior executives with annual incentive compensation that is tied to achieving pre-established objective performance goals. The HR Committee, each member of which is an “outside director” within the meaning of Section 162(m) of the Code, administers the Annual Incentive Plan. Under the Annual Incentive Plan, each participant is eligible to receive a predetermined maximum annual award if the maximum objective performance levels have been satisfied. For target performance, 75% of the maximum incentive is paid. No individual may receive an annual incentive payment exceeding $6.0 million under this plan for any fiscal year.

The measures used are typically the same ones we believe our shareholders value. For fiscal 2007, those were growth in earnings per share, net sales, net profit and operating cash flow. Each year we set our financial objectives and bonus payout schedules so that target performance will result in median cash compensation (base plus annual bonus), and above-target performance will result in above average cash compensation. The financial goals are set with reference to achieving significant growth versus the prior year. Actual payments are made in cash to all participants within two and one-half months of the end of our fiscal year based on the degree to which the financial objectives have been achieved, as certified and approved by the HR Committee. Details of our fiscal 2007 goals and results are provided below in the section titled “Determination of FY2007 Compensation”.

Adjustment or Recovery of Awards

The Company has not created a particular policy to recover any incentive payments if the relevant performance measures and financial targets on which they were based are restated or otherwise adjusted in a manner that would reduce the size of a payment already made. The Company would review this, if and when a situation arose.

However, under Section 304 of the Sarbanes-Oxley Act, if the company is required to restate its financial results due to material noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO could be required to reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the twelve months following the first public issuance or filing with the SEC of the non-complying document, and (2) any profits realized from the sale of securities of the Company during those twelve months.

Long term incentives

Over 600 Coach employees below the Senior Vice President level receive annual long-term incentive grants in the form of stock options and/or restricted stock units (“RSUs”), with the form of the award at the election of the individual. Previously, most employees received only stock options. Our named executive officers and other senior executives receive annual grants of stock options and RSUs, or stock options only, depending on their role in the organization. The purpose of the grants is to align executives with the interests of our shareholders, reward performance in the form of enhanced shareholder value, encourage retention, and provide a means to increase ownership of Coach common stock. We also grant RSUs on a selective basis to other employees as part of new hire agreements, to encourage retention, or to reward extraordinary individual results.

All awards are made under the terms and conditions of the 2000 and 2004 Stock Incentive Plans. All awards are made on pre-determined dates, with the bulk of the awards made on the date of the HR Committee’s regularly scheduled August meeting, at the same time that salary increases and bonus payments are approved. Effective July 2006 new hire, promotion and other special grants to Coach employees are made on the first business day of the fiscal month following the relevant event.

The legal agreement documenting each grant includes specific provisions relating to the executive’s termination. Our stock option grants have always contained a financial penalty for executives who violate our non-competition and/or non-solicitation rules, or who violate any other business standard established by the Company. The same provision applies to all RSUs granted after February 2007. Special rules accelerating vesting apply to terminations due to death or permanent disability, a business closing, or a change in control, and vesting may continue in the case of a qualified retirement.

Stock options

Stock option grants typically carry a term of ten years, and most awards vest in one-third increments over three years, with the exception of special awards made in new hire agreements or employment contracts, as described below in “Employment Agreements”. The exercise price is defined in our plans as the average of the high and low price on the date of grant, an approach which we believe mitigates the higher volatility typically associated with using the closing price. The only exception to this practice applies to restoration stock options, defined in the next paragraph.

Role of reloads

Historically, to assist and encourage ownership, we used restoration stock options (more commonly known as “reloads”) as a feature within our stock option program. Restoration stock options encourage executives to own shares of Coach’s stock for purposes of exercising their stock options. Restoration stock options were granted when executives used shares they had held for at least six months as payment of the purchase price upon exercise of their stock options. Restoration stock options are subject to the same terms and conditions as the original options they replace, except that the restoration options’ exercise price is equal to the market value of Coach’s common stock on the date and time the restoration stock option is granted. Although the program was successful in driving executives to increase their ownership of Coach common stock, it was eliminated on stock option grants made beginning in July 2003 (other than for restoration stock options resulting from grants originally made prior to July 2003).

Restricted Stock Units (RSUs)

Since their primary purpose is to encourage executive retention, RSUs granted annually to our named executive officers cliff-vest in full three years after the grant date. RSUs granted more broadly have a variety of vesting and termination provisions, depending on the underlying purpose of the grant.

Stock ownership recommendations and policies

Because we believe that our executives should have a meaningful stake in Coach, we have suggested levels of stock ownership for about 50 of Coach’s key executives at the level of Vice President and above based on a multiple of the executive’s salary. Executive ownership reflects shares owned and shares held in Coach’s Savings and Profit Sharing Plan. Unvested restricted stock units and unexercised stock options are not considered in calculating ownership.

Coach employees are prohibited from initiating trades of Coach stock during certain prescribed blackout periods, typically beginning two weeks prior to the end of each fiscal quarter and ending two days after the public release of our quarterly earnings announcement. Coach employees are prohibited from engaging in short sales, buying or selling derivative securities, and other similar hedging activities related to Coach stock.

Executive contracts

We believe that employment contracts are an effective retention tool for senior executives in our industry. To that end, our Board and the HR Committee have entered into agreements with our named executive officers, the terms of which are described in more detail under “Employment Agreements” below. Each agreement details severance payments to be made in the event of various termination situations and includes protections for Coach in the form of non-competition and non-solicitation provisions, stock compensation clawbacks, and the requirement that the executive sign a release to receive the severance. An estimate of the payments that would have been due in the event of termination at the end of fiscal 2007 is displayed in the section titled “Potential Payments Upon Termination”.

Tax deductibility of compensation

The Code contains a provision that limits the tax deductibility of certain compensation paid to named executive officers known as 162(m). This provision disallows the deductibility of certain compensation in excess of $1 million per year unless it is considered performance-based compensation under the Code. We generally endeavor to pay compensation to our executives that is tax deductible to Coach under Section 162(m) of the Code, however, we reserve the right to forgo any or all of the tax deduction if we believe it to be in the best long-term interests of Coach and its shareholders.

How does the company determine the amount for each element?

Roles and responsibilities

The responsibility for executive compensation at Coach is shared by the HR Committee and management. The HR Committee’s responsibilities include the approval and oversight of compensation and benefit program administration for Coach’s named executive officers, as well as all other senior executives within Coach’s Operating Group. The HR Committee reviews and approves the Company’s annual and long-term incentive compensation programs, including performance goals, as well as significant changes in the design of employee benefits programs. The HR Committee periodically engages and uses the services of independent executive compensation and benefits consulting firms to assist in fulfilling its responsibilities. In fiscal 2006, the HR Committee retained the firm of Semler Brossy Consulting Group, LLC to provide a competitive assessment of compensation in the specialty retail industry and to provide input on the structure of company’s long-term incentives. Consistent with our pay-for-performance philosophy described earlier, the study separately examined base salary, total cash compensation and total direct compensation (total cash plus equity) relative to our objective of fixed compensation typically at the middle of the market with the potential for above-average total compensation to reward above-average performance. The study’s results were utilized in determining 2007 compensation levels as described later in this report. The following companies, which represent specialty fashion and high performing retailers with whom we compete for executive talent, were included:

Abercrombie & Fitch	Guess	Starbucks
American Eagle Outfitters	Kohl’s	Talbots
AnnTaylor Stores	Limited Brands	Tiffany & Company
Chicos FAS	Liz Claiborne	Urban Outfitters
Estee Lauder	Polo Ralph Lauren	Williams-Sonoma
Gap

The CEO and Senior Vice President of Human Resources work with the HR Committee’s Chairperson to set meeting agendas, and the Senior Vice President of Human Resources prepares information for each HR Committee meeting. Those executives as well as the COO and Vice President of Compensation & Benefits typically attend HR Committee meetings to present information on the company and the competitive environment for talent, discuss compensation and benefits policies, and provide technical advice. The CEO is responsible for reviewing the performance of the Operating Group members and recommending changes in their compensation to the HR Committee for its approval. The HR Committee determines and approves changes in the CEO’s compensation based on its own review of his performance. Since fiscal 2006, management has annually provided the HR Committee with exhibits detailing all elements of compensation over the past three years and also detailed termination payment charts for its use in evaluating the appropriateness of executive compensation. Actual pay earned by our executives in prior years from annual incentives and long-term incentive compensation is reviewed, but is not specifically taken into account by the HR Committee in making the current year’s compensation decisions because it reflects pay for past performance.

Recommendations to change an executive’s base salary and/or maximum annual bonus opportunity are based on various factors, including the judgment of our CEO and the HR Committee. We consider the responsibilities of their positions and any changes to those responsibilities, the skills and experience required for the job, their individual performance, business performance, internal equity among operating group executives, labor market conditions and by reference to the median salary levels paid by our peer group. Salary increases and annual bonus changes are considered annually and are based on both financial and non-financial results achieved by Coach and the executive during the preceding fiscal year. All changes are subject to HR Committee approval.

The number of stock options and RSUs granted to an individual executive each year is designed to deliver relatively consistent value on a year to year basis, so the number is therefore adjusted each year based primarily on changes in Coach’s stock price. Adjustments may also be made based on changes in the executive’s performance, changes in the competitive marketplace, the financial accounting expense of the grant to Coach, or other factors. The CEO and the HR Committee also review the same factors described in the previous paragraph in determining whether a change in the value to be delivered in the form of stock options or RSUs is appropriate.

Determination of FY07 Compensation

Base salaries

Annual salary rates in effect during fiscal 2007 for our named executive officers are listed below. These salaries were set by the HR Committee in August 2006 based upon Coach’s performance during fiscal year 2006, and based on the analysis of compensation for comparable executives conducted by Semler Brossy described above. The salary increase, which was larger than in recent years for several executives, was also set to result in incremental salary, bonus and retirement plan compensation to offset the discontinuation of certain perquisites that had been provided by the company until July 1, 2007. Our other named executive officers’ salaries were adjusted similarly.

Named Executive Officer	9/1/2005 Annual Salary Rate	7/1/2006 Increase due to Perquisite Discontinuation	9/1/2006 Annual Increase	9/1/2006 Annual SalaryRate
Lew Frankfort	$1,000,000	$82,500	$40,000	$1,122,500
Michael F. Devine, III	500,000	0	30,000	530,000
Reed Krakoff	2,000,000	35,000	80,000	2,115,000
Keith Monda	750,000	28,200	50,000	828,200
Michael Tucci	650,000	0	30,000	680,000

Annual incentives

Consistent with the description of our compensation programs above, each of our named executive officers was paid an annual cash incentive award for fiscal 2007 under Coach’s Performance-Based Annual Incentive Plan. Each executive will again be eligible to receive such an award for fiscal 2008.

At the beginning of fiscal 2007, the HR Committee set specific goals in four measures of company performance for Annual Incentive Plan purposes. Each measure accounts for a fixed portion of each executive’s maximum achievable bonus. Each performance goal is set with reference to Coach’s performance in the prior fiscal year, adjusted for expected changes in the current year. Achieving the “target bonus” level shown below for each performance measure would entitle the executive to receive 75% of the maximum bonus for that measure; achieving the “maximum bonus” level shown below would entitle the executive to receive 100% of the maximum bonus for that measure. For fiscal 2007, the performance measures were:

Measure of Company Performance	Needed to Achieve Target Bonus	Needed to Achieve Maximum Bonus
Diluted Earnings Per Share	$1.55	$1.58
Net Income	$591.8 million	$603.3 million
Net Sales	$2,502.4 million	$2,544.4 million
Operating Cash Flow	$501.0 million	$512.5 million

The table below shows the percentage of his base salary that each named executive officer would have received for fiscal 2007 under the plan if the Company had achieved the “maximum bonus” level shown above for each of these performance measures, as well as the actual percentage of base salary received. In fact, our actual results exceeded the maximum performance level for all four measures, therefore all of our Named Executive Officers received the maximum bonus payable for fiscal 2007. The maximum plan bonus levels are set with reference to market data, internal equity, and our executive contracts, and are approved each year by the HR Committee.

Named Executive Officer	Maximum Plan Bonus (as % of Base Salary)	Actual Plan Bonus (as % of Base Salary)
Lew Frankfort	200	200
Michael F. Devine, III	90	90
Reed Krakoff(1)	150	150
Keith Monda	150	150
Michael Tucci(2)	125	125

(1)	Under his employment agreement, Mr. Krakoff was also entitled to receive an additional performance-based retention bonus of up to $1,500,000 based on the achievement of these same targets; based on the Company’s actual performance, Mr. Krakoff received 100% of this amount. He also received an additional fixed annual retention bonus under his employment agreement of $1,500,000. See “Employment Agreements” below for a description of these additional bonuses.
(2)	Of the maximum bonus of 125% of base salary that Mr. Tucci was entitled to receive, 50% (or 62.5% of his base salary) was based on achieving the company-wide financial goals described above, and 50% (or 62.5% of his base salary) was based on separate goals measuring the financial performance of Coach’s North America Retail Division.

Long term incentives

On August 9, 2006, our CEO was granted a stock option to purchase 490,000 shares of Coach common stock at $29.85 per share, which was the average of the high and low price on that date. This grant was subject to Coach’s normal three-year vesting schedule. In addition, he also received a grant of 26,800 RSUs on that date, which will cliff-vest and be issued to Mr. Frankfort as shares of Coach common stock on August 9, 2009. The size of these grants was determined by the HR Committee, with reference to the value of prior years’ grants and the price of Coach’s stock at the time of the grant, and to Mr. Frankfort’s performance. Grants to the other named executive officers are displayed in the Summary Compensation Table and were determined using the same approach.

Retirement plan contributions

During fiscal 2007, contributions were made to our Savings & Profit Sharing Plan and Supplemental Retirement Plan for each named executive officer consistent with those plans’ rules, which apply to all employees eligible for those plans. For fiscal 2007, the HR Committee approved a profit sharing contribution of 3% of compensation.

HUMAN RESOURCES AND GOVERNANCE COMMITTEE REPORT

The Human Resources and Governance Committee reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on our reviews and discussion with management, the Committee recommended to the Board of Directors, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Human Resources and Governance Committee
Irene Miller, Chair
Susan Kropf
Gary Loveman
Ivan Menezes
Michael Murphy
Jide Zeitlin

SUMMARY COMPENSATION TABLE

Fiscal 2007

Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(5) ($)	All Other Compensation ($)	Total ($)
Lew Frankfort Chairman and Chief Executive Officer	2007	1,108,958	0	1,225,745	4,914,249	2,217,916	0	398,635	9,865,503
Michael F. Devine, III Executive Vice President and Chief Financial Officer	2007	525,000	0	356,389	1,725,720	472,500	0	92,465	3,172,074
Reed Krakoff President, Executive Creative Director	2007	2,101,667	1,500,000	888,741	8,249,701	4,652,501	0	572,615	17,965,225
Keith Monda President and Chief Operating Officer	2007	824,670	123,701	575,075	2,462,565	1,237,005	0	184,423	5,407,439
Michael Tucci President, North America Retail Division	2007	675,000	0	887,554	2,551,166	843,750	0	135,864	5,093,334

(1)	Salary amounts reflect the actual base salary payments made to the Named Executive Officers in fiscal 2007.
(2)	Bonus amounts reflect non-performance based guaranteed cash payments to Mr. Krakoff and Mr. Monda for fiscal 2007. Mr. Krakoff's bonus is pursuant to the terms of his employment agreement, which is described in the section below titled Employment Agreements. Mr. Monda's bonus is pursuant to an agreement authorized by our Board of Directors. The amount is designed to make Mr. Monda whole for non-qualified pension benefits that were being provided by Sara Lee Corporation when Coach was a division of that organization.
(3)	Reflects the dollar amount of all stock and option awards recognized for financial reporting purposes with respect to fiscal 2007 in accordance with FAS 123(R). The dollar amount recognized is computed under FAS 123(R), applying the same valuation model and assumptions used for financial reporting purposes, disregarding the estimate of forfeitures related to service-based vesting conditions. The assumptions used in calculating the FAS 123(R) grant date fair value of these awards are described in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2007, which is available at www.coach.com.
(4)	Amounts in this column reflect compensation earned under the Performance-Based Annual Incentive Plan for fiscal 2007. The Plan and this year's awards are described in detail in the “What is each element and why do we choose to pay it — annual incentives” and “How does the Company determine the amount for each element — annual incentives” sections of the Compensation Discussion & Analysis.
(5)	Coach does not have a tax-qualified defined benefit pension plan for its non-union employees. These executives are eligible for company contributions to a non-qualified Supplemental Retirement Plan; these contributions earn a market rate of interest so the interest earned is not included in this table. Please refer to the “Non-Qualified Deferred Compensation Table” for details.
(6)	“All Other Compensation” includes transportation benefits, company contributions to our Savings & Profit Sharing Plan and Supplemental Retirement Plan, and supplemental life insurance premiums, the values of which are set forth in the table below for fiscal 2007.

Name & Principal Position	Transportation Benefit(a)($)	Company Contributions to Qualified Defined Contribution Plans(b)($)	Company Contributions to Non-Qualified Defined Contribution Plans(b)($)	Life Insurance Premiums ($)
Lew Frankfort, Chairman and Chief Executive Officer	0	26,400	338,476	33,759
Michael F. Devine, III, Executive Vice President and Chief Financial Officer	34,613	13,200	40,292	4,360
Reed Krakoff, President, Executive Creative Director	88,675	13,200	430,638	40,102
Keith Monda, President and Chief Operating Officer	17,920	13,200	106,277	47,026
Michael Tucci, President, North America Retail Division	42,523	13,200	75,136	5,005

(a)	For Mr. Devine and Mr. Tucci, reflects a cash transportation allowance, the taxes on which are paid by the Named Executive Officer. For Mr. Krakoff, reflects his personal usage of a company-leased car and driver, pursuant to the terms of his Employment Agreement. Mr. Krakoff pays the taxes on this benefit. For Mr. Monda, reflects his personal usage of a company-leased car, pursuant to the Company's previous executive car lease program, which has subsequently been discontinued. The lease on this car expires in November 2009, at which time Mr. Monda will participate in the same program provided to all our Vice Presidents and above. Mr. Monda pays the taxes on this benefit.
(b)	These columns represent Savings & Profit Sharing Plan contributions and Supplemental Retirement Plan contributions for each Named Executive Officer. Each contributed the maximum allowable to the Savings & Profit Sharing Plan and therefore received combined Company Match and Supplemental Match equal to 3% of compensation paid during fiscal 2007. The Profit Sharing contribution for fiscal 2007 also equaled 3% of compensation paid during fiscal 2007. Mr. Frankfort’s age and service at the inception of these plans entitled him (and approximately 25 other employees at all levels of the company) to a Profit Sharing contribution equal to 9% of compensation (because our employees lost their eligibility to participate in the Sara Lee Corporation pension plan after our 2001 split-off from Sara Lee, employees with at least 10 years of service at Coach as of July 1, 2001 received double their contribution percentage if they had reached age 35 by that date or triple their percentage if they had reached age 40 by that date.) The Plans and this year’s awards are described in detail in the following sections of the Compensation Discussion & Analysis: “What is each element of pay and why do we choose to pay each — benefits and other compensation” and “How does the company determine the amount for each element — determination of FY07 compensation — retirement plan contributions”.

GRANTS OF PLAN-BASED AWARDS

Fiscal 2007

Name & Principal Position	Award Type		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (2) ($/Share)	Closing Market Price on Grant Date	Grant Date Fair Value of Stock and Option Awards (3)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Lew Frankfort, Chairman and Chief Executive Officer	Annual incentive			$0	$1,663,437	$2,217,916
	Annual stock option grant		8/9/2006								490,000	$29.85	$29.70	$3,456,729
	Annual RSU grant		8/9/2006							26,800				$799,980
Michael F. Devine, III, Executive Vice President and Chief Financial Officer	Annual incentive			$0	$354,375	$472,500
	Annual stock option grant		8/9/2006								75,000	$29.85	$29.70	$529,091
	Restoration option grant		11/15/2006								82,042	$42.28	$42.20	$485,664
	Restoration option grant		11/16/2006								21,662	$42.29	$42.34	$128,251
	Restoration option grant		11/16/2006								241	$41.93	$42.34	$1,415
	Restoration option grant		11/16/2006								3,162	$42.14	$42.34	$18,655
	Restoration option grant		11/16/2006								23,534	$42.44	$42.34	$139,836
	Restoration option grant		11/16/2006								32,531	$42.26	$42.34	$192,446
	Annual RSU grant	(4)	2/9/2007							3,190				$150,026
Reed Krakoff, President, Executive Creative Director
	Annual incentive			$0	$2,364,375	$3,152,501
	Contract incentive				$1,125,000	$1,500,000
	Annual stock option grant		8/9/2006								700,000	$29.85	$29.70	$4,938,185
	Annual RSU grant		8/9/2006							20,100				$599,985
Keith Monda, President and Chief Operating Officer	Annual incentive			$0	$927,754	$1,237,005
	Annual stock option grant		8/9/2006								150,000	$29.85	$29.70	$1,058,182
	Annual RSU grant		8/9/2006							13,400				$399,990
Michael Tucci, President, North America Retail Division	Annual incentive			$0	$632,813	$843,750
	Annual stock option grant		8/9/2006								131,000	$29.85	$29.70	$924,146
	Annual RSU grant		8/9/2006							10,100				$301,485
	Restoration option grant		2/1/2007								64,825	$46.63	$46.76	$435,043
	Restoration option grant		2/1/2007								7,167	$46.59	$46.76	$48,056
	Restoration option grant		2/1/2007								82,739	$46.63	$46.76	$555,269

(1)	This column represents possible fiscal 2007 payouts under the Performance-Based Annual Incentive Plan. Amounts actually earned are displayed in the Summary Compensation Table.
(2)	The exercise price for regular stock option grants is the average of the high and low stock price on the date of grant. The exercise price for restoration stock option grants is equal to the actual stock price on the date and time the restoration stock option is granted, which is the date and time of the exercise of the underlying stock option.
(3)	The amounts reported represent the full grant date fair value of all stock and option awards granted to Named Executive Officers in FY 2007 calculated in accordance with FAS 123(R). For share unit awards, grant date fair value is calculated using the average of the high and low closing price of Coach common stock on the grant date, and for stock options, grant date fair value is calculated using the Black-Scholes value as of the grant date. The assumptions used in calculating the FAS 123(R) grant date fair value of these awards are described in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2007, which is available at www.coach.com.
(4)	In February 2007, the HR Committee approved the addition of an annual RSU grant to Mr. Devine's compensation package, with an annual value of approximately $300,000. His first grant under the program was pro-rated by 50%.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007

	Option Awards							Stock Awards
Name & Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested (a) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)
Lew Frankfort, Chairman and Chief Executive Officer	135,445	(1)	0			34.85	8/28/2007
	102,535	(1)	0			34.94	8/28/2007
	215,004	(1)	0			34.14	8/28/2007
	71,669	(1)	0			34.85	1/28/2008
	13,406	(1)	0			34.94	1/28/2008
	16,894	(1)	0			34.14	1/28/2008
	143,770	(1)	0			34.14	8/27/2008
	97,311	(1)	0			34.85	8/26/2009
	62,484	(1)	0			34.94	8/26/2009
	20,705	(1)	0			34.14	8/26/2009
	171,180	(1)	0			34.85	10/4/2010
	626,974	(1)	0			34.94	10/4/2010
	158,402	(1)	0			34.14	10/4/2010
	267,589	(1)	0			34.85	8/9/2011
	463,946	(1)	0			34.14	8/9/2011
	269,507	(1)	0			35.14	8/7/2012
	214,303	(1)	0			34.85	8/7/2012
	190,698	(1)	0			34.94	8/7/2012
	0		888,888	(2)		12.49	7/1/2013	166,752	(b)	7,902,377
	373,334	(3)	0			12.88	8/6/2013
	560,000		280,000	(4)		18.85	8/11/2014	42,400	(c)	2,009,336
	140,000		280,000	(5)		34.84	8/10/2015	23,000	(d)	1,089,970
	0		532,717	(6)		32.37	8/22/2015
	0		490,000	(7)		29.85	8/9/2016	26,800	(e)	1,270,052
Michael F. Devine, III, Executive Vice President and Chief Financial Officer	82,042	(8)	0			42.28	12/3/2011
	241	(8)	0			41.93	8/7/2012
	3,162	(8)	0			42.14	8/7/2012
	32,531	(8)	0			42.26	8/7/2012
	21,662	(8)	0			42.29	8/7/2012
	23,534	(8)	0			42.44	8/7/2012
	53,332	(3)	0			12.88	8/6/2013
	40,000		40,000	(4)		18.85	8/11/2014
	21,667		43,333	(5)		34.84	8/10/2015
	0		136,435	(9)		34.12	11/8/2015	38,101	(f)	1,805,606
	75,000	(7)	0			29.85	8/9/2016	3,190	(g)	151,174
Reed Krakoff, President, Executive Creative Director	0		600,000	(10)		12.49	7/1/2013	112,556	(h)	5,334,029
	0		266,666	(4)		18.85	8/11/2014	32,000	(c)	1,516,480
	0		400,000	(5)		34.84	8/10/2015
	0		1,686,581	(6)		32.37	8/22/2015	17,200	(d)	815,108
	0		700,000	(7)		29.85	8/9/2016	20,100	(e)	952,539
Keith Monda, President and Chief Operating Officer	156,961	(11)	0			29.75	8/27/2008
	72,864	(11)	0			29.75	8/26/2009
	358,808	(11)	0			29.75	10/4/2010
	276,925	(11)	0			29.75	8/9/2011
	150,000	(12)	0			5.83	8/7/2012
	153,859	(11)	0			29.75	8/7/2012
	66,668		377,776	(13)		12.49	7/1/2013	70,868	(i)	3,358,435
	340,000	(3)	0			12.88	8/6/2013
	170,000		85,000	(4)		18.85	8/11/2014	21,400	(c)	1,014,146
	42,500		85,000	(5)		34.84	8/10/2015	11,500	(d)	544,985
	0		532,717	(6)		32.37	8/22/2015
	0		150,000	(7)		29.85	8/9/2016	13,400	(e)	635,026
Michael Tucci, President, North America Retail Division	79,707	(14)	0			36.13	1/6/2013
	0		7,167	(15)		46.59	1/6/2013
	0		64,825	(15)		46.63	1/6/2013
	0		82,739	(15)		46.63	1/6/2013
	0		75,000	(4)		18.85	8/11/2014	8,000	(c)	379,120
	37,500		75,000	(5)		34.84	8/10/2015	8,600	(d)	407,554
	0		252,658	(9)		34.12	11/8/2015	73,271	(f)	3,472,313
	0		131,000	(7)		29.85	8/9/2016	10,100	(e)	478,639

(1)	Granted on dates ranging from 12/08/2005 to 12/13/2005 pursuant to a reload feature under the 2000 Stock Incentive Plan; vests 100% 6 months after date of grant.
(2)	Granted on 7/01/2003; vests 30% on 7/01/2007, 70% on 7/01/2008.
(3)	Granted on 8/06/2003; vests 33.3% each year beginning 1 year from date of grant.
(4)	Granted on 8/11/2004; vests 33.3% each year beginning 1 year from date of grant.
(5)	Granted on 8/10/2005; vests 33.3% each year beginning 1 year from date of grant.
(6)	Granted on 8/22/2005; vests 25% on 8/22/2009, 25% on 8/22/2010 and 50% on 8/22/2011.
(7)	Granted on 8/9/2006; vests 33.3% each year beginning 1 year from date of grant.
(8)	Granted on dates ranging from 11/15/2006 to 11/16/2006 pursuant to a reload feature under the 2000 Stock Incentive Plan; vests 100% 6 months after date of grant.
(9)	Granted on 11/8/2005; vests 20% on 6/30/2008, 20% on 6/30/2009 and 60% on 6/30/2010.
(10)	Granted on 7/01/2003; 25% vested on 07/01/2006; vests 25% on 7/01/2007 and 50% on 7/1/2008.
(11)	Granted on 6/01/2005 pursuant to a reload feature under the 2000 Stock Incentive Plan; vests 100% 6 months after date of grant.
(12)	Granted on 8/07/2002; vests 33.3% each year beginning 1 year from date of grant.
(13)	Granted on 7/01/2003; 15% vested on 7/01/2006; vests 15% on 7/01/2007 and 70% on 7/1/2008.
(14)	Granted on 2/06/2006 pursuant to a reload feature under the 2000 Stock Incentive Plan; vests 100% 6 months after date of grant.
(15)	Granted on 2/01/2007 pursuant to a reload feature under the 2000 Stock Incentive Plan; vests 100% 6 months after date of grant.
(a)	The market value of the stock awards is based on the closing price per share of Coach's stock as of June 29th, 2007, which was $47.39.
(b)	RSUs were granted on 7/01/2003; vests 30% on 7/01/2007 and 70% on 7/01/2008.
(c)	RSUs were granted on 8/11/2004; vests 100% three years from date of grant.
(d)	RSUs were granted on 8/10/2005; vests 100% three years from date of grant.
(e)	RSUs were granted on 8/09/2006; vests 100% three years from date of grant.
(f)	RSUs were granted on 11/08/2005; vests 20% on 6/30/2008, 20% on 6/30/2009 and 60% on 6/30/2010.
(g)	RSUs were granted on 02/09/2007; vests 100% three years from date of grant.
(h)	RSUs were granted on 7/01/2003; 25% vested on 7/01/2006; vests 25% on 7/01/2007 and 50% on 7/01/2008.
(i)	RSUs were granted on 7/01/2003; 15% vested on 7/01/2006; vests 15% on 7/01/2007 and 70% on 7/01/2008.

2007 Option Exercises and Stock Vested

Name & Principal Position	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Lew Frankfort, Chairman and Chief Executive Officer	0	0	62,400	1,892,280
Michael F. Devine, III, Executive Vice President and Chief Financial Officer	181,845	1,299,366	0	0
Reed Krakoff, President, Executive Creative Director	1,148,422	15,476,286	46,800	1,419,210
Keith Monda, President and Chief Operating Officer	0	0	31,200	946,140
Michael Tucci, President, North America Retail Division	354,867	6,183,757	8,024	347,640

(1)	Amounts reflect the difference between the exercise price of the stock option and the market price of Coach's common stock at time of exercise.
(2)	Amounts reflect the market value of Coach's common stock on the day the RSUs vested.

2007 Non-Qualified Deferred Compensation

Name & Principal Position	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)
Lew Frankfort, Chairman and Chief Executive Officer	—	338,476	105,272	—	1,438,504
Michael F. Devine, III, Executive Vice President and Chief Financial Officer	—	40,292	9,533	—	130,266
Reed Krakoff, President, Executive Creative Director	—	430,638	76,251	—	1,041,945
Keith Monda, President and Chief Operating Officer	—	106,277	33,532	—	458,207
Michael Tucci, President, North America Retail Division	—	75,136	10,148	—	138,676

(1)	Coach has discontinued new contributions to its Executive Deferred Compensation Plan. Amounts shown in this table arise solely from employer contributions into Coach's Supplemental Retirement Plan, which does not accept employee contributions.
(2)	All contributions shown are also reported as compensation for fiscal 2007 in the Summary Compensation Table.
(3)	The Supplemental Retirement Plan is an unfunded, non tax-qualified plan. Coach makes contributions to the accounts of participants (including its named executive officers) to the extent that the Code limits company contributions to their Coach Savings and Profit Sharing Plan accounts to less than: (a) 3% of the employee's total cash compensation for Rule 401(k) “matching contributions” plus (b) the percentage of employees' total cash contribution the company elects to make as a “profit sharing contribution” for each year (which was 3% for fiscal 2007); Mr. Frankfort receives an additional 200% of such profit sharing contributions into the Supplemental Retirement Plan each year because of his age and years of service with Coach. Interest is credited to participants' account balances twice yearly, at a rate set annually equal to the New York prime rate in effect each January 1. The rate in effect as of January 1, 2007 is 8.25%.
(4)	Vested account balances are paid out within six months of a participant's termination.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation that would be owed to each of our Named Executive Officers in the event of termination of each executive’s employment. The amounts shown assume that the termination was effective as of June 30, 2007, and thus include amounts earned through such time as well as estimates of the amounts which would be paid out to the executives due to their termination. The actual amounts to be paid out can only be determined at the time of an executive’s actual separation from the Company.

Payments Made Upon Termination

Regardless of the reason for a Named Executive Officer’s termination of employment, he may be entitled to receive amounts earned during his term of employment. Such amounts include:

•	unused vacation pay (this would amount to a maximum of 20 days of salary and is therefore not displayed in each executive’s chart);
•	any vested balance in the Company’s qualified and non-qualified retirement plans;
•	the ability to convert his individual life insurance and/or individual long-term disability insurance at his own expense; and
•	the ability to exercise vested stock options for a defined period of time.

In the event a Named Executive Officer dies or is terminated due to disability, the executive or his beneficiary would receive benefits under the Company’s life insurance or long-term disability plan, as appropriate.

Treatment of Long-Term Incentives Upon Termination

In general, the regular stock option and RSU grants made to our named executive officers are treated as follows in the event of termination or a change-in-control:

Reason for Termination	Treatment of Stock Options	Treatment of Unvested RSUs
Voluntary	Unvested options forfeit;vested options remain exercisable for 90 days	Forfeit
Retirement	Vesting and exercisability of unvested options continue for the remainder of the outstanding ten-year term; exercisability of vested options continues for the remainder of the outstanding ten-year term	A pro-rata portion may vest at the discretion of the HR Committee
Severance Event	Vesting of unvested options continues for the duration of the severance period;exercisability of vested options continues for 90 days following the end of the severance period.	A pro-rata portion may vest at the discretion of the HR Committee
Death or Long-Term Disability (defined as for more than one year)	Vesting of unvested options is accelerated; the estate (or the executive) may exercise the options for a period of five years.	A pro-rata portion may vest at the discretion of the HR Committee
Change-in-Control	Vesting of unvested options is accelerated; exercisability continues for the remainder of the outstanding ten-year term	Vesting of unvested RSUs is accelerated; exercisability continues for the remainder of the outstanding ten-year term

As described below under “Employment Agreements”, the long-term incentives granted to our Named Executive Officers as part of those agreements have modified treatment in some situations, consistent with the objective of the contracts to support the retention of the executive through the duration of the contract. Although each Named Executive Officer’s contract includes a provision allowing for tax gross up in the event separation benefits trigger an excise tax under Code Section 280G, the benefits shown would not be expected to trigger the excise tax; accordingly there is no value attributed to that benefit in this estimate.

The figures in the following tables reflect the specific terms and conditions for each executive, and were calculated using the following assumptions:

•	Long-term incentive categories reflect the intrinsic value of unvested stock options and RSUs whose vesting is accelerated or continued due to the termination, assuming a closing price of our common stock of $47.39 on June 29, 2007, the last trading day before the assumed termination date.
•	The HR Committee does not exercise its discretion to allow pro-rata vesting of RSUs as described above.
•	Based on their age and service, Mr. Frankfort and Mr. Monda are eligible to retire and receive the special benefits associated with retirement related to stock option vesting described above.
•	The values shown for continuation of benefits and perquisites reflect the cost of each program to the Company as of July 1, 2007. These costs may change annually.
•	The “Total” row represents a sum of all estimated payments in the column excluding “Disability Benefits”, which are reflected as a monthly payment made by the insurance company that provides the benefit.

Lew Frankfort

Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason(1)($)	Termination by the Board without Cause ($)	Resignation by the Executive with Good Reason ($)	Termination due to Change-in-Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement ($)
TOTAL	5,956,920	26,056,720	83,327,067	83,327,067	84,597,119	30,698,016	27,720,157
Salary Continuation	0	0	2,245,000	2,245,000	2,245,000	0	0
Benefit and Perquisite Continuation	0	0	111,267	111,267	111,267	0	0
Short Term Incentive	0	0	5,030,937	5,030,937	5,030,937	1,663,437	1,663,437
Annual Long Term Incentives Unvested Stock Options	0	20,099,800	20,099,800	20,099,800	20,099,800	20,099,800	20,099,800
Unvested Restricted Stock Units	0	0	3,099,306	3,099,306	4,369,358	0	0
Contract Long Term Incentives Unvested Stock Options	0	0	39,023,601	39,023,601	39,023,601	0	0
Unvested Restricted Stock Units	0	0	7,902,377	7,902,377	7,902,377	0	0
Retirement Plan Distribution	5,814,779	5,814,779	5,814,779	5,814,779	5,814,779	5,814,779	5,814,779
Life Insurance Benefits(2)	142,141	142,141	0	0	0	3,120,000	142,141
Disability Benefits(3)	0	0	0	0	0	25,000	0

(1)	Resignation without good reason is similar to a voluntary resignation, and means a termination of employment by the executive for a reason other than “Good Reason” as defined in the executive's employment agreement. The executive's unvested regular stock options continue vesting in this termination situation because he is eligible to retire, as defined by the terms of our regular stock option agreements, and as described above. His unvested contract stock options, however, are forfeited if the termination occurs prior to the end of the relevant contract, as would be the case in this example.
(2)	In cases other than the executive's death, reflects the cash surrender value of the individual life insurance policy as of 6/30/2007. In the case of the executive's death, the death benefit payable to the executive's estate is shown.
(3)	In the event of termination due to the executive's long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 6/30/2007.

Michael F. Devine, III

Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason(1)($)	Termination by the Board without Cause ($)	Resignation by the Executive with Good Reason ($)	Termination due to Change-in-Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement ($)
TOTAL	318,784	318,784	7,096,360	5,244,348	8,396,451	5,258,920	0
Salary Continuation	0	0	530,000	530,000	530,000	0	0
Benefit and Perquisite Continuation	0	0	72,509	72,509	72,509	0	0
Short Term Incentive	0	0	712,125	712,125	712,125	354,375	0
Annual Long Term Incentives Unvested Stock Options	0	0	1,852,012	0	3,000,929	3,000,929	0
Unvested Restricted Stock Units	0	0	0	0	151,174	0	0
Contract Long Term Incentives Unvested Stock Options	0	0	1,810,492	1,810,492	1,810,492	0	0
Unvested Restricted Stock Units	0	0	1,805,606	1,805,606	1,805,606	0	0
Retirement Plan Distribution	313,616	313,616	313,616	313,616	313,616	313,616	0
Life Insurance Benefits(2)	5,168	5,168	0	0	0	1,590,000	0
Disability Benefits(3)	0	0	0	0	0	25,000	0

(1)	Mr. Devine is not eligible to retire.
(2)	In cases other than the executive's death, reflects the cash surrender value of the individual life insurance policy as of 6/30/2007. In the case of the executive's death, the death benefit payable to the executive's estate is shown.
(3)	In the event of termination due to the executive's long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 6/30/2007.

Reed Krakoff

Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason(1)($)	Termination by the Board without Cause ($)	Resignation by the Executive with Good Reason ($)	Termination due to Change-in-Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement ($)
TOTAL	1,730,490	1,730,490	91,775,122	76,045,328	104,238,103	35,083,618	0
Salary Continuation	0	0	2,115,000	2,115,000	2,115,000	0	0
Benefit and Perquisite Continuation	0	0	159,507	159,507	159,507	0	0
Short Term Incentive	0	0	4,743,750	4,743,750	4,743,750	2,364,375	0
Contract Short Term Incentive	0	0	15,850,000	15,850,000	15,850,000	0	0
Annual Long Term Incentives Unvested Stock Options	0	0	14,213,314	0	24,908,648	24,908,648	0
Unvested Restricted Stock Units	0	0	1,516,480	0	3,284,127	0	0
Contract Long Term Incentives Unvested Stock Options	0	0	46,272,447	46,272,447	46,272,447	0	0
Unvested Restricted Stock Units	0	0	5,334,029	5,334,029	5,334,029	0	0
Retirement Plan Distribution	1,570,595	1,570,595	1,570,595	1,570,595	1,570,595	1,570,595	0
Life Insurance Benefits(2)	159,895	159,895	0	0	0	6,240,000	0
Disability Benefits(3)	0	0	0	0	0	25,000	0

(1)	Mr. Krakoff is not eligible to retire.
(2)	In cases other than the executive's death, reflects the cash surrender value of the individual life insurance policy as of 6/30/2007. In the case of the executive's death, the death benefit payable to the executive's estate is shown.
(3)	In the event of termination due to the executive's long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 6/30/2007.

Keith Monda

Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason(1)($)	Termination by the Board without Cause ($)	Resignation by the Executive with Good Reason ($)	Termination due to Change-in-Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement ($)
TOTAL	1,727,249	7,850,899	37,535,693	37,535,693	38,170,719	11,054,909	8,778,653
Salary Continuation	0	0	1,242,300	1,242,300	1,242,300	0	0
Benefit and Perquisite Continuation	0	0	137,539	137,539	137,539	0	0
Short Term Incentive	0	0	2,325,341	2,325,341	2,325,341	927,754	927,754
Annual Long Term Incentives Unvested Stock Options	0	6,123,650	6,123,650	6,123,650	6,123,650	6,123,650	6,123,650
Unvested Restricted Stock Units	0	0	1,559,131	1,559,131	2,194,157	0	0
Contract Long Term Incentives Unvested Stock Options	0	0	21,185,792	21,185,792	21,185,792	0	0
Unvested Restricted Stock Units	0	0	3,358,435	3,358,435	3,358,435	0	0
Retirement Plan Distribution	1,603,505	1,603,505	1,603,505	1,603,505	1,603,505	1,603,505	1,603,505
Life Insurance Benefits(2)	123,744	123,744	0	0	0	2,400,000	123,744
Disability Benefits(3)	0	0	0	0	0	25,000	0

(1)	Resignation without good reason is similar to a voluntary resignation, and means a termination of employment by the executive for a reason other than “Good Reason” as defined in the executive's employment agreement. The executive's unvested regular stock options continue vesting in this termination situation because he is eligible to retire, as defined by the terms of our regular stock option agreements, and as described above. His unvested contract stock options, however, are forfeited if the termination occurs prior to the end of the relevant contract, as would be the case in this example.
(2)	In cases other than the executive's death, reflects the cash surrender value of the individual life insurance policy as of 6/30/2007. In the case of the executive's death, the death benefit payable to the executive's estate is shown.
(3)	In the event of termination due to the executive's long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 6/30/2007.

Michael Tucci

Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason(1)($)	Termination by the Board without Cause ($)	Resignation by the Executive with Good Reason ($)	Termination due to Change-in-Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement ($)
TOTAL	161,163	161,163	12,866,060	8,992,185	15,754,704	8,328,165	0
Salary Continuation	0	0	680,000	680,000	680,000	0	0
Benefit and Perquisite Continuation	0	0	58,641	58,641	58,641	0	0
Short Term Incentive	0	0	1,270,313	1,270,313	1,270,313	632,813	0
Annual Long Term Incentives Unvested Stock Options	0	0	3,494,755	0	5,497,206	5,497,206	0
Unvested Restricted Stock Units	0	0	379,120	0	1,265,313	0	0
Contract Long Term Incentives Unvested Stock Options	0	0	3,352,772	3,352,772	3,352,772	0	0
Unvested Restricted Stock Units	0	0	3,472,313	3,472,313	3,472,313	0	0
Retirement Plan Distribution	158,146	158,146	158,146	158,146	158,146	158,146	0
Life Insurance Benefits(2)	3,017	3,017	0	0	0	2,040,000	0
Disability Benefits(3)	0	0	0	0	0	17,500	0

(1)	Mr. Tucci is not eligible to retire.
(2)	In cases other than the executive's death, reflects the cash surrender value of the individual life insurance policy as of 6/30/2007. In the case of the executive's death, the death benefit payable to the executive's estate is shown.
(3)	In the event of termination due to the executive's long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 6/30/2007. Because Mr. Tucci waived participation in one component of the policy, his monthly benefit is lower than the other named executive officers'.

2007 DIRECTOR COMPENSATION

Directors who are Coach employees receive no additional compensation for their services as Directors. Compensation for Coach’s outside Directors (i.e., Directors who are not Coach employees) is recommended by the HR Committee and approved by the Board of Directors. Compensation for each Director consists of an annual cash retainer, which varies based on each Director’s role on the Board, and an annual stock option grant, made each year on the date of Coach’s annual shareholder meeting. As with options granted to our executives, the number of stock options granted each year is designed to deliver relatively consistent value on a year to year basis, so the number is therefore adjusted each year based primarily on changes in Coach’s stock price. Options granted to outside Directors vest six months after the date of grant, subject to the Director’s continued service on the Board, and expire ten years after the date of grant. Upon joining the Coach Board, each new outside Director receives a grant of options with approximately the same value as the annual grant made at the shareholder meeting.

In addition, Coach’s outside Directors may elect to defer part or all of their annual cash retainer under Coach’s 2000 Non-Qualified Deferred Compensation Plan for Outside Directors. Deferred amounts may be invested in a stock equivalent account or in an interest-bearing account.

Compensation earned in fiscal 2007 for each outside Director is detailed below:

2007 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Susan Kropf	$30,000	—	$156,219	—	—	—	$186,219
Gary Loveman	30,000	—	156,219	—	—	—	186,219
Ivan Menezes	30,000	—	156,219	—	—	—	186,219
Irene Miller(1)	100,000	—	156,219	—	—	—	256,219
Michael Murphy(2)	60,000	—	156,219	—	—	—	216,219
Jide Zeitlin	30,000	—	156,219	—	—	—	186,219

(1)	“Fees Earned or Paid in Cash” includes $30,000 annual cash retainer, $30,000 committee chair retainer and $40,000 lead outside director retainer.
(2)	“Fees Earned or Paid in Cash” includes $30,000 annual cash retainer and $30,000 committee chair retainer.
(3)	Reflects the dollar amount of all stock options recognized for financial reporting purposes with respect to fiscal 2007 in accordance with FAS 123(R). The dollar amount recognized is computed under FAS 123(R), applying the same valuation model and assumptions used for financial reporting purposes, disregarding the estimate of forfeitures related to service-based vesting conditions. The assumptions used in calculating the FAS 123(R) grant date fair value of these awards are described in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2007, which is available at www.coach.com. The full grant date fair value for the stock option granted to each director on November 2, 2006, calculated in accordance with FAS 123(R), was $156,219. For stock options, grant date fair value is calculated using the Black-Scholes value as of the grant date. The assumptions used in calculating the FAS 123(R) grant date fair value of these awards are described in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2007, which is available on www.coach.com. As of June 30, 2007, the aggregate number of option awards (i.e., the number of underlying shares) held by each outside director were: Susan Kropf, 29,000; Gary Loveman, 57,000; Ivan Menezes, 27,000; Irene Miller, 127,868; Michael Murphy, 136,972; and Jide Zeitlin, 29,000.

EMPLOYMENT AGREEMENTS

On June 1, 2003, Coach entered into five-year employment agreements with Lew Frankfort, Reed Krakoff and Keith Monda; on August 22, 2005, we entered into extensions of these agreements for an additional three-year period. On November 8, 2005, we entered into five-year employment agreements with Michael Tucci, President North America Retail Division, and Michael F. Devine, III, Executive Vice President and Chief Financial Officer. These agreements were designed to retain Coach’s top management through at least June 2010 (August 2011, in the cases of Mr. Frankfort, Mr. Krakoff and Mr. Monda), while tying management’s compensation to company performance through the use of stock options and restricted stock units. The agreements and the extensions were approved by the HR Committee of Coach’s Board of Directors.

Mr. Frankfort’s extension agreement provides for an initial base salary (beginning September 2005) of $1,000,000 per year, with a maximum bonus pursuant to Coach’s Performance-Based Annual Incentive Plan equal to 200% of his annual base salary. Pursuant to the agreement, on July 1, 2003, Mr. Frankfort received a grant of options to purchase 888,888 shares of Coach common stock at an exercise price of $12.49 per share; 266,664 of these options vested on July 1, 2007, and subject generally to Mr. Frankfort’s continued employment with us, 622,224 will vest on July 1, 2008. These options will expire on July 1, 2013. On July 1, 2003, Mr. Frankfort also received a grant of 166,752 service-based restricted stock units, each of which will convert into one share of Coach common stock on their vesting date if Mr. Frankfort remains employed by us; 50,024 of these units vested on July 1, 2007, and 116,728 will vest on July 1, 2008. Pursuant to his extension, on August 22, 2005, Mr. Frankfort received a grant of options to purchase 532,717 shares of Coach common stock at an exercise price of $32.37 per share; subject generally to Mr. Frankfort’s continued employment with us, 133,180 of these options will vest on August 22, 2009, 133,180 will vest on August 22, 2010, and 266,357 will vest on August 22, 2011. These options will expire on August 22, 2015.

Mr. Krakoff’s extension agreement provides for an initial base salary (beginning September 2005) of $2,000,000 per year, with a maximum bonus pursuant to Coach’s Performance-Based Annual Incentive Plan equal to 150% of his annual base salary. Mr. Krakoff received cash bonuses of $2,750,000 on the date of the agreement, $750,000 on each of July 1, 2004 and July 1, 2005, $2,500,000 on July 1, 2006 and $1,500,000 on July 1, 2007; he is entitled to receive additional cash bonuses of $1,500,000 on July 1, 2008, $1,095,000 on each of July 1, 2009 and July 1, 2010 and $2,190,000 on July 1, 2011. He received an additional bonus of $1,500,000 in fiscal year 2007 and will be eligible to receive additional bonuses of up to $2,500,000 in fiscal year 2008, $1,867,500 in each of fiscal years 2009 and 2010 and $3,735,000 in fiscal year 2011 based on Coach’s attaining pre-set financial or other operating criteria determined by the HR Committee in its discretion in accordance with Section 162(m) of the Code. Pursuant to the agreement, on July 1, 2003, Mr. Krakoff received a grant of options to purchase 800,000 shares of Coach common stock at an exercise price of $12.49 per share. 200,000 of these options vested on each of July 1, 2006 and July 1, 2007; subject generally to Mr. Krakoff’s continued employment with us, the remaining 400,000 of these options will vest on July 1, 2008. These options will expire on July 1, 2013. Pursuant to his extension, on August 22, 2005, Mr. Krakoff received a grant of options to purchase 1,686,581 shares of Coach common stock at an exercise price of $32.37 per share; subject generally to Mr. Krakoff’s continued employment with us, 421,646 of these options will vest on August 22, 2009, 421,646 will vest on August 22, 2010 and 843,289 will vest on August 22, 2011. These options will expire on August 22, 2015. On July 1, 2003, Mr. Krakoff also received a grant of 150,076 service-based restricted stock units, each of which will convert into one share of Coach common stock on their vesting date if Mr. Krakoff remains employed by us; 37,520 of these units vested on each of July 1, 2006 and July 1, 2007, and the remaining 75,036 will vest on July 1, 2008.

Mr. Monda’s extension agreement provides for an initial base salary (beginning September 2005) of $750,000 per year, with a maximum bonus pursuant to Coach’s Performance-Based Annual Incentive Plan equal to 150% of his annual base salary. Pursuant to the agreement, on July 1, 2003, Mr. Monda received a grant of options to purchase 444,444 shares of Coach common stock at an exercise price of $12.49 per share. 66,668 of these options vested on each of July 1, 2006 and July 1, 2007; subject generally to Mr. Monda’s continued employment with us, the remaining 311,108 of these options will vest on July 1, 2008. These options will expire on July 1, 2013. Pursuant to his extension, on August 22, 2005, Mr. Monda received a grant of options to purchase 532,717 shares of Coach common stock at an exercise price of $32.37 per share; subject generally to Mr. Monda’s continued employment with us, 133,180 of these options will vest on

August 22, 2009, 133,180 will vest on August 22, 2010, and 266,357 will vest on August 22, 2011. These options will expire on August 22, 2015. On July 1, 2003, Mr. Monda also received a grant of 83,376 service-based restricted stock units, each of which will convert into one share of Coach common stock on their vesting date if Mr. Monda remains employed by us; 12,508 of these units vested on each of July 1, 2006 and July 1, 2007, and the remaining 58,360 will vest on July 1, 2008.

Mr. Tucci’s agreement provides for an initial base salary (beginning September 2005) of $650,000 per year, with an initial maximum bonus pursuant to Coach’s Performance-Based Annual Incentive Plan equal to 125% of his annual base salary. Pursuant to his agreement, on November 8, 2005, Mr. Tucci received a grant of options to purchase 252,658 shares of Coach common stock at an exercise price of $34.12 per share; subject generally to Mr. Tucci’s continued employment with us, 20% of these options will vest on June 30, 2008, 20% will vest on June 30, 2009, and 60% will vest on June 30, 2010. The options will expire on November 8, 2015. Mr. Tucci also received a grant of 73,271 service-based restricted stock units, each of which will convert into one share of Coach common stock on their vesting date if Mr. Tucci remains employed by us; 20% of these units will vest on June 30, 2008, 20% will vest on June 30, 2009, and 60% will vest on June 30, 2010.

Mr. Devine’s agreement provides for an initial base salary (beginning September 2005) of $500,000 per year, with an initial maximum bonus pursuant to Coach’s Performance-Based Annual Incentive Plan equal to 75% of his annual base salary. Pursuant to his agreement, on November 8, 2005, Mr. Devine received a grant of options to purchase 136,435 shares of Coach common stock at an exercise price of $34.12 per share; subject generally to Mr. Devine’s continued employment with us, 20% of these options will vest on June 30, 2008, 20% will vest on June 30, 2009, and 60% will vest on June 30, 2010. The options will expire on November 8, 2015. Mr. Devine also received a grant of 38,101 service-based restricted stock units, each of which will convert into one share of Coach common stock on their vesting date if Mr. Devine remains employed by us; 20% of these units will vest on June 30, 2008, 20% will vest on June 30, 2009, and 60% will vest on June 30, 2010.

If an executive’s employment agreement is terminated by Coach without Cause (as defined in the agreements), or by the executive for Good Reason (as defined in the agreements), then the executive will be entitled to receive severance payments equal to 12 months’ (for Mr. Krakoff, Mr. Tucci and Mr. Devine), 18 months’ (for Mr. Monda) or 24 months’ (for Mr. Frankfort) annual base salary plus Target Bonus (as defined in the agreements), as well as a pro-rated annual bonus for the year of termination, subject to certain exceptions described in the Agreements, payable in equal monthly installments between six and 12 months (for Mr. Krakoff, Mr. Tucci and Mr. Devine), six and 18 months (for Mr. Monda) or six and 24 months (for Mr. Frankfort) from the executive’s termination date. In addition, if the executive’s employment is terminated without Cause or for Good Reason, all unvested stock options and restricted stock units would continue to become vested on the dates described above and will remain exercisable for the remainder of the 10-year term. If the termination occurs within six months before or 12 months after a change of control of 20% or more of the combined voting power of the company, then the options and restricted stock units granted in connection with the employment agreement will become fully vested immediately prior to such termination and will remain vested for the remainder of their 10-year term. Finally, if the executive’s employment is terminated without Cause or for Good Reason, Coach will continue to provide the executive with specified health and welfare benefits for 12 months (for Mr. Krakoff, Mr. Tucci and Mr. Devine), 18 months (for Mr. Monda) or 24 months (for Mr. Frankfort) after the executive’s termination.

The agreements contain covenants that prohibit the executives from competing with the business of Coach, soliciting Coach’s employees, vendors or wholesale customers, disclosing Coach’s confidential information or violating Coach’s intellectual property rights during their employment with us and for a period of 12 months (for Mr. Krakoff, Mr. Tucci and Mr. Devine), 18 months (for Mr. Monda) or 24 months (for Mr. Frankfort) afterward. If an executive violates these covenants, he will forfeit any remaining unexercised stock options, unvested restricted stock units, cash payments and health and welfare benefits under his agreement. In addition, he may be required to forfeit any gains on stock options or restricted stock units granted in connection with his employment agreement that the executive realized during a period of 12 months (for Mr. Krakoff, Mr. Tucci and Mr. Devine), 18 months (for Mr. Monda) or 24 months (for Mr. Frankfort) prior to violating these covenants; in addition, Mr. Krakoff may be required to repay any retention bonuses that he received during such 12-month period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

There have been no related person transactions required to be reported since the beginning of fiscal 2007.

Policies and Procedures for Related Person Transactions

Coach have instituted policies and procedures for the review, approval and ratification of “related person” transactions as defined under the rules and regulations of the Securities Exchange Act of 1934. Our Global Business Integrity Program Guide, which is available on our website (www.coach.com) under “Company Information”, requires our Directors and employees to avoid “any situation that creates or appears to create a conflict of interest between personal interests and the interests of Coach. This prohibition on conflicts of interest under the Code includes any related person transaction unless properly approved.

Under Coach’s Corporate Governance Principles, which are also available on our website (www.coach.com), potential conflicts of interest (including related party transactions) must be reviewed and approved by the following individuals: (1) in the case of a transaction involving a Director of Coach, by the Lead Outside Director and the Chief Executive Officer. If a significant conflict of interest exists and cannot be resolved, the Director will be asked to resign; (2) in the case of a transaction involving the CEO, President, a divisional president or an Executive/Senior Vice President, by the full Board of Directors; and (3) in the case of a transaction involving any other officer of Coach, by the CEO.

Other Information

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires Coach’s executive officers, Directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Commission regulations to furnish Coach with copies of all Section 16(a) forms filed by such persons. Based solely on Coach’s review of such forms furnished to Coach and written representations from certain reporting persons, Coach believes that all filing requirements applicable to its executive officers, Directors and more than 10% stockholders were complied with during fiscal year 2007, except that as a result of administrative error, one Form 4 filing reporting a charitable donation by Mr. Frankfort was filed late.

Communicating With The Board

Coach has adopted a policy which permits stockholders and interested parties to contact the Board of Directors. To report complaints or concerns about Coach’s accounting, internal accounting controls, auditing or legal matters directly to Coach’s Board of Directors and/or Audit Committee, stockholders may call 1-866-262-2461, which is manned by an independent service taking confidential messages on behalf of Coach. Complaints or concerns relating to Coach’s accounting, internal accounting controls or auditing matters will be referred to Coach’s Audit Committee. Other legal or ethical concerns will be referred to the Lead Outside Director of Coach’s Board, who is the chairman of the HR Committee. The status of all outstanding concerns addressed to the Lead Outside Director or the Audit Committee Chair will be reported to the directors on at least a quarterly basis. Further information on this policy is available to security holders on Coach's web site, www.coach.com, through the Corporate Governance page.

Stockholder Proposals for the 2008 Annual Meeting

Coach’s Bylaws currently provide that in order for a stockholder to nominate a candidate for election as a Director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice complying with the requirements set forth in our Bylaws generally must be delivered to the Secretary of Coach, at Coach’s principal executive offices, not later than the close of business on the 90th day, and not earlier than the close of business on the 120th day, prior to the first anniversary of the mailing of the notice for the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2008 Annual Meeting must be received by the Secretary after the close of business on

May 31, 2008, and prior to the close of business on June 30, 2008. Nominations or proposals should be mailed to Coach, Inc., to the attention of Coach’s Secretary, Carole Sadler, 516 West 34th Street, New York, New York 10001. In addition, if you wish to have your proposal considered for inclusion in Coach’s 2008 proxy statement, we must receive it on or before May 31, 2008. Coach will consider only proposals meeting the requirements of the applicable federal securities laws, the Commission rules promulgated thereunder and Coach’s Bylaws. A copy of the Bylaws may be obtained from Carole Sadler, Coach’s Secretary, by written request to the same address.

Other Business

Coach’s Board of Directors does not presently intend to bring any other business before the meeting and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business other than as specified in the notice of the meeting that may properly come before the meeting, however, it is intended that proxies will be voted in respect thereof in accordance with the discretion of the persons voting such proxies.

Coach’s Form 10-K

A copy of Coach’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, as filed with the Securities and Exchange Commission, will be sent to any stockholder, without charge, upon written request addressed to Coach, to the attention of the Investor Relations Department, 516 West 34th Street, New York, New York 10001. You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s website, www.sec.gov, or at www.coach.com by clicking on “Company Information”, then “Investor Relations” and following the link from our “SEC Filings” page.

Expenses of Solicitation

This solicitation is being made by mail, but may also be made by telephone or in person by Coach’s officers and employees (without additional compensation). Coach will pay the cost of soliciting proxies for the Annual Meeting, including the cost of mailing; these costs are expected to total approximately $350,000. Coach will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

Appendix A

COACH, INC.

Audit Committee Charter

1. Composition of the Audit Committee.  The Audit Committee shall consist of at least three Directors who (a) are neither officers nor employees of the Corporation or any subsidiary thereof; (b) have no relationship to the Corporation that may interfere with the exercise of their independence from management or the Corporation; (c) shall not accept, directly or indirectly, any consulting, advisory or other compensatory fees (other than fees for serving as a director or committee member/chairperson) from the Corporation, and (d) otherwise satisfy the applicable requirements under the published rules of the New York Stock Exchange, Inc. and the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), as such requirements are interpreted by the Board of Directors in its business judgment. At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the regulations of the Securities and Exchange Commission (the “SEC”).

2. Purposes of the Audit Committee.  The purposes of the Audit Committee are to assist or represent the Board of Directors:

(a)	in its oversight of the Corporation’s accounting and financial reporting principles and policies and internal audit controls and procedures;
(b)	in its oversight of the Corporation’s financial statements and the internal and independent audits thereof;
(c)	in selecting the outside auditors (whether or not subject to ratification by the stockholders), determining compensation paid, overseeing, evaluating and, where deemed appropriate, replacing the outside auditors;
(d)	by selecting the internal auditors, evaluating and, where deemed appropriate, replacing the internal auditors;
(e)	in evaluating the independence and qualifications of the outside auditors; and;
(f)	perform the duties set forth in Section 3 below.

The primary function of the Audit Committee is the appointment, compensation and oversight of the Corporation’s outside auditors. The management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements. Management and the person/firm performing the internal audit function are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit and reviews, including reviews of the Corporation’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Corporation and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing, except to the extent required by applicable law or the published requirements of the New York Stock Exchange, Inc. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures, and each member of the Audit Committee shall be entitled to rely, to the maximum extent permitted under applicable law, on (i) the integrity of those persons and organizations within and outside the Corporation from which it receives information and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors).

The outside auditors and the internal auditors for the Corporation are ultimately accountable to the Audit Committee. The Audit Committee has the ultimate authority and responsibility, on behalf of the Board of Directors, to select, evaluate and, where appropriate, replace the outside auditors (whether or not subject to ratification by the stockholders) and the internal auditors.

The outside auditors shall submit to the Audit Committee annually a formal written statement describing:

(a)	the firm’s internal quality-control procedures;
(b)	any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues; and
(c)	(to assess the auditors’ independence) delineating all relationships between the outside auditors and the Corporation (a “Statement as to Independence”), addressing at least the matters set forth in Independence Standards Board Standard No.1.

3. Duties and Powers of the Audit Committee.  The Audit Committee shall have the following duties and powers:

(a)	to select annually the independent public accountants (whether or not subject to ratification by the stockholders) as the outside auditors to audit the books, records and accounts of the Corporation and its subsidiaries with respect to each of their fiscal years (the “Annual Audit”);
(b)	to discuss the scope of the prospective Annual Audit and review the proposed fees to be paid therefor with the outside auditors;
(c)	to ensure that the outside auditors prepare and deliver annually a Statement as to Independence (it being understood that the outside auditors are responsible for the accuracy and completeness of such Statement), to discuss with the outside auditors any relationships or services disclosed in such Statement that may have an impact on the objectivity and independence of the Corporation’s outside auditors and to take appropriate action in response to such Statement to satisfy itself of the outside auditors’ independence;
(d)	to instruct the outside auditors that the outside auditors are ultimately accountable to the Board of Directors and the Audit Committee;
(e)	to appoint, evaluate and replace the person/firm who has direct responsibility for the internal audit function of the Corporation;
(f)	to advise the person/firm responsible for the internal audit function that they are expected to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the person/firm responsible for the internal audit function and management’s responses thereto;
(g)	to advise management, the person/firm responsible for the internal audit function and the outside auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices;
(h)	to review compliance by management of the Corporation with the existing major accounting and financial policies of the Corporation;
(i)	to review, at least annually, the reserves established for contingent liabilities of the Corporation and its subsidiaries;
(j)	to consider any reports or communications (and the response thereto of management’s and/or the person/firm responsible for the internal audit function) submitted to the Audit Committee by the outside auditors required by or referred to in Statement on Auditing Standards No. 61, as amended or supplemented;
(k)	to review with management and the outside auditors, the audited financial statements (including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) to be included in the Corporation’s Annual Report on Form 10-K prior to its filing and to review, without the presence of management employees of the Corporation, (i) the results of the Annual Audit with the outside auditors, (ii) the performance, competence and cooperation of the financial officers and staff of the corporate office and operating companies of the Corporation, respectively, and (iii) the adequacy of the Corporation’s internal audit function;
(l)	to review with a representative of management and the outside auditors the Corporation’s (i) internal financial results to be included in the Corporation’s quarterly reports on Form 10-Q prior to the filing of the reports and (ii) quarterly and year-end earnings announcements prior to their release, including general policies and types of information and presentation for financial information and earnings guidance provided to analysts and rating agencies. The Chairperson of the Committee, or one or more members of the Committee, may represent the entire Audit Committee for purposes of this review;
(m)	to review with the person/firm responsible for the internal audit function (or other appropriate employee) (i) the results of audits performed by the internal audit function during the immediately preceding fiscal year, (ii) the independence from management of the Corporation of the internal audit function to determine audit scopes and (iii) the overall performance of the person/firm responsible for the internal audit function;
(n)	following the completion of the reviews described above, to meet separately with the internal auditors, outside auditors and the management of the Corporation for the purpose of discussing and clarifying issues and questions raised by the internal or outside auditors with respect to the Annual Audit, and to report the Audit Committee’s findings with respect thereto to the Board of Directors within 60 days after the completion of such meetings;
(o)	to obtain from the outside auditors assurance that the audit was conducted in a manner consistent with the procedures set forth in Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
(p)	to be available from time to time to receive, or at the discretion of the Chairman of the Audit Committee to meet with respect to, reports, suggestions, questions or recommendations from the outside auditors, the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the person/firm responsible for the internal audit function or the General Counsel of the Corporation (or other appropriate officers or employees), respectively, relating to the responsibilities and functions of the Audit Committee;
(q)	to review, at least annually, management’s procedures and policies to implement and maintain adequate and effective internal accounting controls in the Corporation and review management’s programs to assure compliance with the accounting and financial recordkeeping provisions under the Exchange Act and other federal and state laws;
(r)	to prepare any report, including any recommendation of the Audit Committee, required by the rules of the SEC to be prepared by the Audit Committee and included in the Corporation’s annual proxy statement;
(s)	to review this Charter periodically as deemed appropriate by the Audit Committee and recommend any changes to the Board of Directors;
(t)	to report its activities to the Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate;
(u)	to resolve disputes between the outside auditors and management regarding financial reporting;
(v)	to establish procedures for (A) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and (B) the confidential, anonymous submission to the Audit Committee by employees of the Corporation of concerns regarding questionable accounting or auditing matters;
(w)	to consult with management regarding the promotion of ethical business behavior and the legal and regulatory compliance of the Corporation;

(x)	to discuss with management policies with respect to risk assessment and risk management;
(y)	to set clear hiring policies for employees or former employees of the Corporation’s independent auditors; and
(z)	to perform a self-evaluation of the Audit Committee’s performance at least annually and report the findings of such evaluation to the Board of Directors.

The Audit Committee may form, and delegate these duties and powers to, subcommittees of one or more members where appropriate.

4. Meetings of the Audit Committee.  The Audit Committee shall meet as often as is necessary to carry out the duties and powers referred to herein. Meetings of the Audit Committee shall be held in accordance with the Bylaws of the Corporation.

5. Authority of Audit Committee.  The Audit Committee shall have the authority, and access to the necessary funding and other resources, appropriate to discharge its responsibilities, including, without limitation, the authority to engage outside auditors for special audits, reviews and other procedures and to retain special counsel and other experts, consultants or advisors. The Audit Committee shall have the authority to determine fees and other the terms of engagement and the extent of funding necessary for payment of compensation to any advisors retained.

Adopted:	September 12, 2000
Last Amended:	November 1, 2006

COACH, INC. 516 W. 34TH STREET NEW YORK, NY 10001	VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Coach, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Coach, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	COCHP3	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

COACH, INC.

The Board of Directors recommends a vote FOR Item 1.

Vote On Directors

ITEM 1. ELECTION OF DIRECTORS

Nominees:
01	Lew Frankfort	05	Irene Miller
02	Susan Kropf	06	Keith Monda
03	Gary Loveman	07	Michael Murphy
04	Ivan Menezes	08	Jide Zeitlin

For All	Withhold All	For All Except
☐	☐	☐
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED,
WILL BE VOTED “FOR” EACH OF THE NOMINEES.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
COACH, INC.

The undersigned hereby appoints Lew Frankfort or Keith Monda, or either of them, with full power of substitution in each of them, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Coach, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2007 Annual Meeting of Stockholders of the Company to be held November 8, 2007 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. The Meeting will be held at 9:00 a.m. on November 8, 2007 at the Company’s offices, 516 W. 34th Street, New York, NY 10001. The undersigned hereby acknowledges receipt of the notice of the 2007 Annual Meeting of Stockholders and of the accompanying Proxy Statement and hereby revokes any proxies submitted previously with respect to such meetings.

Please mark, sign and date this proxy card on the reverse side and return it promptly in the envelope provided. You do not need to mark any boxes if you wish to vote as the Board of Directors recommends.

(Continued, and to be marked, dated and signed, on the other side)